UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHURCHILL DOWNS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Chairman and CEO’s Message

Dear Fellow Shareholders,

2018 was a strong year for your company.

We started the year by completing the sale of Big Fish Games for $990 million and in February, we completed a Dutch Auction tender offer for $500 million of our shares with a portion of the sale proceeds.

As tradition has it in early May, Churchill Downs hosted the 144th running of The Kentucky Derby. Despite being the wettest Kentucky Derby ever, Churchill Downs set all-time wagering records for the week and the Oaks and Derby races. Our team also completed two significant capital projects – the addition of the Starting Gate Suites and the new transportation / parking lot upgrade – both of which improved our guests’ experiences and provided additional prime seating capacity. We have exciting plans for additional strategic investments in this iconic asset that will attract guests who want to experience the mystique and magic that only The Kentucky Derby can create.

We also demonstrated our ability to drive organic growth through strategic capital investment projects at our casino properties, which directly benefit our guests. Our expansion into historical racing machine (HRM) facilities in Kentucky is another example of our organic growth efforts. We opened the first HRM facility in Louisville, KY in September 2018 with 900 machines, and we were pleased to be awarded the racing license for Oak Grove, Kentucky, which is an hour north of Nashville, TN. We have started the construction of this $150 million facility which initially will include 1,200 historical racing machines, a 125-room hotel, and a 1,200-person capacity grandstand.

We were also successful in growing our casino portfolio through acquisitions:

●

Ocean Downs in Berlin, MD—In August 2018, we completed the Ocean Downs / Saratoga Transaction which resulted in 100% ownership in Ocean Downs and the sale of our interests in Saratoga while retaining the rights in New York and Colorado for online sports betting and iGaming in the future.

●	Presque Isle Downs and Casino in Erie, PA—We completed the previously announced acquisition of Presque Isle Downs and Casino on January 11, 2019.

●	Rivers Casino in Des Plaines, IL—We completed the transactions necessary to acquire ~61% of Midwest Gaming, the parent company of Rivers Casino Des Plaines on March 6, 2019.

●	Lady Luck Nemacolin in Farmington, PA—We completed the transaction to acquire certain assets and the management agreement of Lady Luck Nemacolin on March 8, 2019.

With the U.S. Supreme Court’s ruling opening the doors to legal sports betting in May 2018, we began our expansion into sports betting and iGaming with the launch of our retail BetAmerica Sportsbook at our two Mississippi casino properties in August 2018 and our online BetAmerica Sportsbook and Casino Gaming platform in New Jersey in February 2019.

In 2019, we are planning to launch our retail BetAmerica Sportsbook at our Presque Isle facility and our online BetAmercia Sportsbook and Casino gaming platform in Pennsylvania. We hope to expand our sports betting and iGaming offering into additional states in the future. The breadth of experience our team has from running TwinSpires (the industry-leading platform for legal online horse racing wagering) coupled with our online sports betting and iGaming industry experience provides the foundation necessary to lead this exciting expansion.

We are proud that we have returned over $1 billion of capital to shareholders over the last five years, while delivering strong financial results and investing strategically to drive long-term sustainable growth. As we look to 2019 and beyond, we have strong cash flow and a solid balance sheet with capacity to support organic growth, strategic acquisitions, dividends, and share repurchases to create long-term value for our shareholders.

A special thanks to our team members who have demonstrated their capabilities, commitment, and determination to deliver sustainable long-term results in this dynamic environment for you, our shareholders.

R. Alex Rankin Chairman of the Board	William C. Carstanjen Chief Executive Officer

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Tuesday, April 23, 2019, at 9:00 a.m. Central Time

PLACE:	The Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611

AGENDA:

I.   To elect the two (2) Class II Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

II.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019 (Proposal No. 2);

III.   To conduct an advisory vote to approve executive compensation (Proposal No. 3); and

IV.   To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

Effective at our Annual Meeting, Mr. Richard L. Duchossois, who has served the Company as a director since 2000, will be retiring from the Board of Directors. We thank Mr. Duchossois for his service and express our appreciation for his dedication, contribution and leadership during his years with us.

RECORD DATE:

The close of business on March 1, 2019, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

VOTING:

Shareholders who do not expect to attend the Annual Meeting in person are urged to vote by telephone or over the Internet, or by requesting and promptly signing and returning a proxy card, as more fully described in the Notice of Internet Availability of Proxy Materials.

March 13, 2019

                By Order of the Board of Directors.

                BRADLEY K. BLACKWELL

                Senior Vice President,

                General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2019

The Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2018 are available at

http://www.churchilldownsincorporated.com/proxy

2019 Proxy Statement | i

Proxy Statement

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

PROXY STATEMENT

Annual Meeting of Shareholders to be held on April 23, 2019

The Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated (“Company,” “CDI,” or “CHDN”) is soliciting proxies to be voted at the 2019 Annual Meeting of Shareholders to be held on Tuesday, April 23, 2019, at 9:00 a.m. Central Time (the “Annual Meeting”), at the Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, and any adjournments thereof. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first mailed on or about March 13, 2019.

Recent Stock Split

On January 25, 2019, the Company effected a three-for-one stock split of the Company’s outstanding shares of Common Stock, and our Common Stock began trading on a split-adjusted basis on January 28, 2019 (the “Stock Split”). All share and per-share information presented in this Proxy Statement has been adjusted to reflect the Stock Split.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on March 1, 2019 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On that date, 40,321,795 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Abstentions or “withhold” votes, as applicable, and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions or “withhold” votes and broker non-votes are counted for purposes of determining whether a quorum exists. For more information regarding broker non-votes, see “What is a broker non-vote?” below.

Whether or not you plan to attend the Annual Meeting in person, to ensure the presence of a quorum, please vote over the Internet or by telephone as instructed in these materials as promptly as possible. If a shareholder executes and returns a proxy card, but does not specify otherwise, the shares represented by the shareholder’s proxy will be voted: (i) for the election of each of the two director nominees listed below under “Election of Directors”; (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019; (iii) for the advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”); and (iv) in the discretion of the person or persons voting the proxies, on such other business as may properly come before the Annual Meeting or any adjournments thereof.

2019 Proxy Statement | 1

Proxy Statement

Voting Instructions and Information

When and where is our Annual Meeting?

We will hold our Annual Meeting on Tuesday, April 23, 2019 at 9:00 a.m., Central Time, at the Four Seasons Hotel, located at 120 E. Delaware Place, Chicago, Illinois 60611.

How are we distributing our proxy materials?

In accordance with the “notice and access” rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the Internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. We believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of our Annual Meeting. The Company will bear the entire cost of the solicitation.

On March 13, 2019, we began mailing a Notice to our shareholders containing instructions on how to access this Proxy Statement and our 2018 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so select. This Proxy Statement and the 2018 Annual Report on Form 10-K are also available at http://www.churchilldownsincorporated.com/proxy.

Who can vote at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of CHDN Common Stock if you were a shareholder of record or if you held CHDN Common Stock in “street name” at the close of business on the Record Date (Friday, March 1, 2019). On that date, 40,321,795 shares of CHDN Common Stock were outstanding. Each share of CHDN Common Stock held by you on the Record Date is entitled to one vote.

How many votes must be present to hold the Annual Meeting?

We must have a “quorum” to conduct the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment of the Annual Meeting, unless a new record date must be set for the adjourned meeting.

What do I need to attend, and vote at, the Annual Meeting?

If you plan on attending the Annual Meeting, please remember to bring photo identification with you, such as a driver’s license. In addition, if you hold shares in “street name” and would like to attend the Annual Meeting, you must bring an account statement or other acceptable evidence of ownership of CHDN Common Stock as of the close of business on the Record Date. Only CHDN shareholders of record as of the close of business on the Record Date will be permitted to attend the Annual Meeting. In order to vote at the Annual Meeting if you hold shares in “street name,” you will also need a valid “legal proxy,” which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares.

What proposals will be voted on at the Annual Meeting?

The following proposals from the Company will be considered and voted on at the Annual Meeting:

1.	To elect the two (2) Class II Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019 (Proposal No. 2); and

3.	To conduct an advisory vote to approve the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 3).

You may also vote on any other business as may properly come before the Annual Meeting or any adjournment thereof, including matters incident to the Annual Meeting’s conduct.

2 | 2019 Proxy Statement

Proxy Statement

How does the Board of Directors recommend I vote?

CDI’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the two (2) director nominees identified in this Proxy Statement under “Election of Directors” to the Board of Directors.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

3.	“FOR” the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

How do I vote?

You may cast your vote in one of four ways:

●

By Submitting a Proxy by Internet. Go to the following website: www.proxypush.com/chdn. You may submit a proxy by Internet 24 hours a day. To be valid, your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 22, 2019. When you access the website, follow the instructions to create an electronic voting instruction form.

●

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-866-284-6863 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple prompts and instructions provided by the recorded message. To be valid, your proxy by telephone must be received by 11:59 p.m. Eastern Daylight Saving Time, on April 22, 2019.

●

By Submitting a Proxy by Mail. If you have requested and received a proxy card by mail, mark your proxy card, sign and date it, and return it in the prepaid envelope that was provided or return it to: Proxy Tabulator for Churchill Downs Incorporated, P.O. Box 8016, Cary, North Carolina 27512-9903. To be valid, your proxy by mail must be received by 11:59 p.m., Eastern Daylight Saving Time, on April 22, 2019.

●

At the Annual Meeting. You can vote your shares in person at the Annual Meeting (see “What do I need to attend, and vote at, the Annual Meeting?”). If you are a shareholder of record, in order to vote at the Annual Meeting, you must present an acceptable form of photo identification, such as a driver’s license. If you hold your shares in street name, you must obtain a legal proxy, as described above under “What do I need to attend, and vote at, the Annual Meeting?”, and bring that proxy to the Annual Meeting.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by use of any of the following means:

For a Proxy Submitted by Internet or Telephone

●	Submitting in a timely manner a new proxy through the Internet or by telephone that is received by 11:59 p.m., Eastern Daylight Saving Time, on April 22, 2019;

●	Requesting, executing and mailing a later-dated proxy card that is received prior to 11:59 p.m., Eastern Daylight Saving Time, on April 22, 2019; or

●	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail

●	Executing and mailing another proxy card bearing a later date that is received prior to 11:59 p.m., Eastern Daylight Saving Time, on April 22, 2019;

●

Giving written notice of revocation to CDI’s Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222 that is received by CDI prior to 11:59 p.m., Eastern Daylight Saving Time, on April 22, 2019; or

●	Voting in person at the Annual Meeting.

2019 Proxy Statement | 3

Proxy Statement

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019. The remaining proposals to be presented at the Annual Meeting are considered non-routine.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting. Broker non-votes will have no impact on the voting results of the election of directors or the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card without giving specific voting instructions, your shares will be voted:

1.	“FOR” each of the two (2) director nominees identified in this Proxy Statement under “Election of Directors” to the Board of Directors.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

3.	“FOR” the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

If you hold your shares in street name via a broker, bank or other nominee and return a signed but blank voting instruction card (and do not otherwise provide the broker, bank or other nominee with voting instructions), your shares:

●	will be counted as present for purposes of establishing a quorum;

●

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019;

●

will not be counted in connection with the election of directors, the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement, or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.”

Our Board knows of no matter to be presented at the Annual Meeting other than the proposals described above. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

4 | 2019 Proxy Statement

Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Record Date (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director and director nominee of the Company, each named executive officer (as defined in “Executive Compensation—2018 Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 40,321,795 shares of Common Stock outstanding as of the Record Date. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company.

Name of Beneficial Owner(18)	Amount and Nature Of Beneficial Ownership(1)		Percent of Class

BlackRock, Inc. and affiliates 55 East 52nd Street New York, NY 10055	4,037,418	(2)	10.01

The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	3,317,058	(3)	8.23

CDI Holdings LLC 845 Larch Avenue Elmhurst, IL 60126	3,000,000	(4)	7.44

PAR Capital Management, Inc. and affiliates 200 Clarendon Street, 48th Floor Boston, MA 02116	2,042,898	(5)	5.07

Ulysses L. Bridgeman, Jr.	17,354	(6)	*

Richard L. Duchossois	3,616,442	(7)	8.97

Robert L. Fealy	51,786	(8)	0.13

Douglas C. Grissom	2,997	(9)	*

Daniel P. Harrington	644,651	(10)	1.60

Karole F. Lloyd	7,475	(11)	*

R. Alex Rankin	36,831	(12)	*

William C. Carstanjen	517,097	(13)	1.28

William E. Mudd	291,164	(14)	0.72

Marcia A. Dall	35,024	(15)	*

Austin W. Miller	46,394	(16)	0.12

11 Directors and Executive Officers as a Group†	5,267,215	(17)	13.05

*	Less than 0.1%.

†	Does not include Paul J. Thelen, as a former employee.

(1)

All share and per-share information presented herein has been adjusted to reflect the Stock Split, including shares reported on Schedule 13G as of December 31, 2018 by the applicable beneficial holders.

(2)

Based on a Schedule 13G/A filed with the SEC on February 4, 2019, reporting the beneficial ownership of BlackRock, Inc. and its subsidiaries specified therein (“BlackRock”) as of December 31, 2018. As reported in such filing, BlackRock has sole voting power over 3,957,915 shares, sole dispositive power over 4,037,418 shares and no shared voting or dispositive power over any shares.

(3)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019, reporting the beneficial ownership of The Vanguard Group and its subsidiaries specified therein (“Vanguard”) as of December 31, 2018. As reported in such filing, Vanguard has sole voting power over 73,584 shares, sole dispositive power over 3,242,196 shares, shared voting power over 5,106 shares and shared dispositive power over 74,862 shares.

2019 Proxy Statement | 5

Proxy Statement

(4)

CDI Holdings LLC (“CDI Holdings”) is a wholly-owned subsidiary of The Duchossois Group, Inc. These shares are also beneficially owned by Mr. Richard L. Duchossois. CDI Holdings has sole voting and dispositive power over all 3,000,000 shares.

(5)

Based on a Schedule 13G/A filed with the SEC on February 14, 2019, reporting the beneficial ownership of PAR Capital Management, Inc. and its affiliates identified therein as of December 31, 2018. As described in the Schedule 13G/A, the sole general partner of PAR Investment Partners, L.P. is PAR Group II, L.P. The sole general partner of PAR Group II, L.P. is PAR Capital Management, Inc. Each of PAR Group II, L.P. and PAR Capital Management, Inc. may be deemed to be the beneficial owner of all shares held directly by PAR Investment Partners, L.P., which has sole voting and dispositive power over 2,042,898 shares, without any shared voting or dispositive power over any shares.

(6)

Includes 4,871 deferred stock units, which Mr. Bridgeman has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 12,483 restricted shares, over which Mr. Bridgeman has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(7)

Mr. Richard L. Duchossois shares voting and investment power with respect to 3,000,000 shares owned by CDI Holdings, a wholly-owned subsidiary of The Duchossois Group, Inc., and 10,119 shares owned by The Chamberlain Group, Inc. Mr. Duchossois also shares voting and investment power with respect to 580,500 shares owned by the RLD Revocable Trust. Figure illustrated also includes 7,892 deferred stock units, which Mr. Duchossois has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 17,931 restricted shares, over which Mr. Duchossois has neither voting nor dispositive power until his resignation or retirement from the Board, awarded by the Company for his board service.

(8)

Includes 33,855 deferred stock units, which Mr. Fealy has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 17,931 restricted shares, over which Mr. Fealy has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(9)

Includes 1,523 deferred stock units, which Mr. Grissom has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 1,475 restricted shares, over which Mr. Grissom has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(10)

Mr. Harrington shares voting and investment power with respect to 594,900 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares. Figure illustrated includes 31,820 deferred stock units, which Mr. Harrington has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 17,931 restricted shares, over which Mr. Harrington has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service. Figure illustrated does not include 97,602 shares held by the Veale Foundation. Mr. Harrington is a member of the Board of Trustees of the Veale Foundation, but Mr. Harrington disclaims beneficial ownership of those shares.

(11)	Includes 1,475 restricted shares, over which Ms. Lloyd has neither voting nor dispositive power until immediately following her resignation or retirement from the Board.

(12)

Includes 17,931 restricted shares, over which Mr. Rankin has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(13)

Excludes 110,250 restricted stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2019, at which time 32,039 units shall vest without restriction; December 31, 2020, at which time 19,142 units shall vest without restriction; December 31, 2021, at which time 10,358 units shall vest without restriction; October 30, 2022, at which time 12,177 units shall vest without restriction; October 30, 2023, at which time 12,177 units shall vest without restriction; October 30, 2024, at which time 12,177 units shall vest without restriction; and October 30, 2025, at which time the remaining 12,180 units shall vest without restriction. Excludes 194,124 performance stock units (“PSUs”) awarded under the Company’s executive long term incentive compensation plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2019, at which time the performance period ends with regard to 38,685 PSUs; December 31, 2020, at which time the performance period ends with regard to 27,852 PSUs, and October 30, 2021, at which time the performance period ends with regard to the remaining 127,587 PSUs, which shall thereafter vest based upon Mr. Carstanjen’s continued service to the Company according to the following schedule: 31,897 units on October 30th of each of 2022, 2023, and 2024, respectively, and 31,896 units on October 30, 2025. Further excludes all PSUs to be awarded to Mr. Carstanjen under the Company’s executive long term incentive compensation plan for the performance period of January 1, 2019 through December 31, 2021.

(14)

Excludes 55,968 restricted stock units, tied to Mr. Mudd’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2019, at which time 13,308 units shall vest without restriction; December 31, 2020, at which time 7,827 units shall vest without restriction; December 31, 2021, at which time 4,389 units shall vest without restriction; October 30, 2022, at which time 7,611 units shall vest without restriction; October 30, 2023, at which time 7,611 units shall vest without restriction; October 30, 2024, at which time 7,611 units shall vest without restriction; and October 30, 2025, at which time the remaining 7,611 units shall vest without restriction. Excludes 107,085 PSUs awarded under the Company’s executive long term incentive compensation plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2019, at which time the performance period ends with regard to 16,443 PSUs; December 31, 2020, at which time the performance period ends with regard to 10,899 PSUs, and October 30,

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Proxy Statement

2021, at which time the performance period ends with regard to the remaining 79,743 PSUs, which shall thereafter vest based upon Mr. Mudd’s continued service to the Company according to the following schedule: 19,936 units on October 30th of each of 2022, 2023, and 2024, respectively; and 19,935 units on October 30, 2025. Further excludes all PSUs to be awarded to Mr. Mudd under the Company’s executive long term incentive compensation plan for the performance period of January 1, 2019 through December 31, 2021.

(15)

Excludes 13,389 restricted stock units, tied to Ms. Dall’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2019, at which time 7,422 units shall vest without restriction; December 31, 2020, at which time 4,035 units shall vest without restriction; and December 31, 2021, at which time the remaining 1,932 units shall vest without restriction. Excludes 16,815 PSUs awarded under the Company’s executive long term incentive compensation plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2019, at which time the performance period ends with regard to 10,155 PSUs; and December 31, 2020, at which time the performance period ends with regard to the remaining 6,660 PSUs. Further excludes all PSUs to be awarded to Ms. Dall under the Company’s executive long term incentive compensation plan for the performance period of January 1, 2019 through December 31, 2021.

(16)

Excludes 6,420 restricted shares, tied to Mr. Miller’s continues service to the Company, awarded under the Company’s 2007 Omnibus Stock Incentive Plan and 2016 Omnibus Stock Incentive Plan, over which Mr. Miller has neither voting nor dispositive power until December 31, 2019, at which time 3,357 shares shall vest without restriction; and February 17, 2020, at which time the remaining 3,063 shares shall vest without restriction. Excludes 8,634 restricted stock units, tied to Mr. Miller’s continued service, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Miller has neither voting nor dispositive power until December 31, 2019, at which time 3,483 units shall vest without restriction; December 31, 2020, at which time 3,483 units shall vest without restriction; and December 31, 2021, at which time the remaining 1,668 units shall vest without restriction. Excludes 3,633 PSUs awarded under the Company’s executive long term incentive compensation plan over which Mr. Miller has neither voting nor dispositive power until December 31, 2020, at which time the performance period ends with regard to all 3,633 PSUs. Further excludes all PSUs to be awarded to Mr. Miller under the Company’s executive long term incentive compensation plan for the performance period of January 1, 2019 through December 31, 2021.

(17)	See table on page 14 and “Executive Officers of the Company”.

(18)	Does not include ownership by Paul J. Thelen as he has not been employed by the Company since January 9, 2018, and the Company does not have access to information regarding his ownership.

2019 Proxy Statement | 7

Proxy Statement

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office

William C. Carstanjen(1) Age: 51	Chief Executive Officer since August 2014; President and Chief Operating Officer from March 2011 to August 2014; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006

William E. Mudd(2) Age: 47	President and Chief Operating Officer since October 2015; President and Chief Financial Officer from August 2014 to October 2015; Executive Vice President and Chief Financial Officer from October 2007 to August 2014

Marcia A. Dall(3) Age: 55	Executive Vice President and Chief Financial Officer since October 2015

Austin W. Miller(4) Age: 55	Senior Vice President of Gaming Operations since August 2013; President of Calder Casino & Race Course from June 2010 to August 2013; President of Fair Grounds Race Course & Slots from October 2008 to June 2010; Vice President and General Manager of Fair Grounds Race Course & Slots from May 2007 to October 2008

(1)

Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company (“GE”). From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions and other corporate transactions.

(2)

Prior to joining the Company, Mr. Mudd was employed at GE. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development at GE FANUC in Charlottesville, Virginia.

(3)

Prior to joining the Company, Ms. Dall was employed at Erie Indemnity Company, a company providing sales, underwriting and administrative services to Erie Insurance Exchange, where from March 2009 through October 2015, she served as Executive Vice President and Chief Financial Officer. From January 2008 until March 2009, she served as Chief Financial Officer of the Healthcare division at CIGNA Corporation. Prior to CIGNA, Ms. Dall was a corporate officer and the Chief Financial Officer for the International and U.S. Mortgage Insurance segments of Genworth Financial, a former subsidiary of GE. Ms. Dall began her career in 1985 in the Financial Management Program at GE and held various leadership roles both in finance and operations over her twenty-plus year tenure with GE. Ms. Dall is a Certified Public Accountant.

(4)

Prior to joining the Company, Mr. Miller was employed by Harrah’s Entertainment, Caesars Entertainment, and Grand Casinos from 1992 to 2007. From 2005 to 2007, he served as the Vice President of Gaming Operations for Harrah’s New Orleans. From 2001 to 2005, he served in a number of senior executive roles including Senior Vice President of Operations for Grand Casino Gulfport. From 2000 to 2001, he served as the Vice President of Guest Services for Grand Casino Tunica. From 1996 to 2000, he served as the Director of Guest Services for Grand Casino Biloxi. From 1995 to 1996, he served as the Regional Director of the Grand Advantage Player’s Club for Grand Casino Gulfport & Grand Casino Biloxi. From 1992 to 1995, he served as Corporate Marketing Representative and Director of Business Relations for Grand Casinos Incorporated. Miller began his gaming career in 1983.

8 | 2019 Proxy Statement

Election of Directors (Proposal No. 1)

ELECTION OF DIRECTORS (Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect the two (2) persons identified below to serve in Class II of the Board of Directors and to hold office for a term of three (3) years expiring at the 2022 annual meeting of shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three (3) year term. Currently the Board of Directors is comprised of eight (8) directors, with two (2) directors in Class I, three (3) directors in Class II and three (3) directors in Class III. The Board of Directors has established the size of the Board to be composed of seven (7) members, effective immediately following the Annual Meeting.

Mr. Richard L. Duchossois, currently a Class II director, will not be standing for re-election at the Annual Meeting.

The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of the two (2) persons named in the following table for election as directors in Class II. The nominees currently serve as members of Class II and have agreed to serve if re-elected.

Directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected. The biographical information for our directors and director nominees below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

✓	The Board of Directors recommends a vote “FOR” the election of the directors in Class II named below.

2019 Proxy Statement | 9

Election of Directors (Proposal No. 1)

Election of Directors

The following table sets forth information relating to the Class II director nominees of the Company who are proposed to the shareholders for election to serve as directors for terms of three (3) years, expiring at the 2022 annual meeting of shareholders, and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

Class II—Nominated for Terms Expiring in 2022

Ulysses L. Bridgeman, Jr. Age: 65 Director since 2012	Mr. Bridgeman is the owner and chief executive officer of Heartland Coca-Cola Bottling Company, LLC (“Heartland”), which owns and operates a Coca-Cola production/manufacturing facility in Lenexa, Kansas and seventeen Coca-Cola distribution facilities across various Midwestern states, including Kansas, Missouri, and Illinois. Prior to his February 2017 acquisition of Heartland, Mr. Bridgeman was the owner and chief executive officer of various companies operating over 450 restaurants in 20 states, including 263 Wendy’s restaurants and 123 Chili’s restaurants. From 1975 to 1983, and from 1986 to 1987, Mr. Bridgeman played professional basketball with the Milwaukee Bucks, and from 1983 to 1986, he played for the Los Angeles Clippers. Mr. Bridgeman currently serves on the Board of Directors of Meijer, Inc., the Naismith Basketball Hall of Fame, Simmons College and the West End School. He is a former Director of the James Graham Brown Foundation and served as past chairman of the Board of Trustees of the University of Louisville.

R. Alex Rankin Age: 63 Director since 2008	Mr. Rankin is the Chairman of the Board of Sterling G. Thompson Company, LLC (a private insurance agency and broker), and the President of Upson Downs Farm, Inc. (a thoroughbred breeding and racing operation). He is also a Director of Glenview Trust Company and a member of The Jockey Club. Mr. Rankin is a Trustee and former Chairman of the James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 2,680 grants totaling over $450 million). Among other exceptional personal and professional attributes, Mr. Rankin’s expertise in the areas of finance and risk management, as well as his experience in the business of thoroughbred horseracing, qualify Mr. Rankin as a member of the Board of Directors and the Audit Committee.

(1)	Except as noted with respect to Mr. Bridgeman, there has been no change in principal occupation or employment during the past five years.

(2)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other present or former directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

10 | 2019 Proxy Statement

Election of Directors (Proposal No. 1)

Continuing Directors

The following tables set forth information relating to the Class III and Class I directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Class III—Terms Expiring in 2020

Robert L. Fealy Age: 67 Director since 2000	Mr. Fealy currently serves as Managing Director of Limerick Investments, LLC, an investment firm. He retired effective June 30, 2014 as President, Chief Operating Officer and Director of The Duchossois Group, Inc. (a family owned company which held diversified business interests in companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Fealy was originally nominated to serve as a director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc., the Company has been and will continue to be well served by Mr. Fealy’s experience as a certified public accountant and senior executive with oversight of a diverse group of companies that had over 5,000 employees worldwide with operations located in over 30 countries as well as proven capabilities in strategic business planning in a variety of industries. Mr. Fealy currently holds the following leadership positions with other entities: Board Director, Panduit, Inc.; Board Director, Outcome Holdings, LLC and affiliates; Past Chairman and Founding Board Member, Illinois Venture Capital Association; Director and Chair, Illinois Venture Capital Association PAC; Entrepreneur Partner and Advisor, Chicago Ventures; Vice-Chairman and Past Chairman of the Board of Trustees, University of Cincinnati Foundation; Member, University of Cincinnati Business Advisory Council; Board Member and past Chairman, Chicago Children’s Choir; Trustee of The Morton Arboretum; Partner, Social Venture Partners; Executive Chairman, Uprising Technology, Inc.; Co-Founder and President, Aluminate, Inc.

Douglas C. Grissom Age: 51 Director since 2017	Mr. Grissom serves as the Managing Director and Co-Head of Madison Dearborn Partners’ (“MDP”) Business & Government Software and Services team. Prior to joining MDP, a Chicago-based private equity firm focused on buyout and growth equity investments, he was with Bain Capital in private equity, McKinsey & Company and Goldman Sachs. Mr. Grissom currently serves on the Boards of Directors of BlueCat Networks, CoVant Technologies II, Fleet Complete, LGS Innovations, and LinQuest Corporation. In addition, he was formerly on the Boards of Directors of @stake, Aderant, Asurion, Cbeyond, Fieldglass, Great Lakes Dredge and Dock Corporation, Intelsat, and Neoworld. Outside of MDP, he is a Board Member at Amherst College, the Harvard Business School Fund Council, the Lincoln Park Zoo, METROsquash, the Museum of Science and Industry, and the University of Chicago Laboratory Schools.

Daniel P. Harrington Age: 63 Director since 1998	Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc. (a private holding company with diversified business interests that include manufacturing, distribution, technology and banking). Among other exceptional personal and professional attributes, Mr. Harrington has extensive financial, accounting and chief executive experience within a variety of industries that qualifies Mr. Harrington as a member of the Board of Directors. In addition, Mr. Harrington qualifies as an Audit Committee Financial Expert, which makes him well suited for his current role as the Chairman of the Company’s Audit Committee. Mr. Harrington also serves as a Trustee of The Veale Foundation. In addition, Mr. Harrington has served as a Director of First Guaranty Bank, First State Financial Corporation, and Portec Rail Products, Inc. (serving on its Audit and Compensation Committees).

(1)	There has been no change in principal occupation or employment during the past five years except with respect to Mr. Fealy.

(2)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

2019 Proxy Statement | 11

Election of Directors (Proposal No. 1)

Class I—Terms Expiring in 2021

William C. Carstanjen Age: 51 Director since 2015	Mr. Carstanjen was named the Company’s twelfth Chief Executive Officer in August 2014 and appointed to the Board of Directors in July 2015. Mr. Carstanjen served as CDI’s President and Chief Operating Officer (2011-2014), CDI’s Chief Operating Officer (2009-2011) and as Executive Vice President, General Counsel and Chief Development Officer for the Company (2005-2009). Mr. Carstanjen joined CDI in July 2005 after serving as an executive with General Electric Company. Mr. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions, corporate finance and corporate governance. Mr. Carstanjen brings a wealth of experience and knowledge to his leadership role at CDI. Throughout his tenure, Mr. Carstanjen has led CDI’s diversification strategy into online wagering and regional casino gaming, as well as led the growth of the Kentucky Oaks and Kentucky Derby events.

Karole F. Lloyd Age: 60 Director since 2018	Mrs. Lloyd was elected to the Board of Directors in 2018 and serves on the Audit Committee. Mrs. Lloyd has served on the Board of Directors of Aflac Inc. since January 2017 and currently serves on the Audit and Risk Committee and the Finance and Investment Committee of the Aflac Inc. Board of Directors. Ms. Lloyd is the retired Vice Chair and Southeast Regional Managing Partner for Ernst & Young LLP (“EY”). From 2009 through 2016, she served as a member of the US Executive Board, Americas Operating Executive and the Global Practice Group for EY. In her 37 year career at EY, Ms. Lloyd served many of EY’s highest profile clients through mergers, IPOs, acquisitions, divestitures, and across numerous industries including banking, insurance, consumer products, transportation, real estate, manufacturing, and retail. Ms. Lloyd is active in the Atlanta community, working with the Metro Atlanta Chamber of Commerce and The Rotary Club of Atlanta. Additionally, she was previously the Chair of the Atlanta Symphony Orchestra Board of Directors. Ms. Lloyd is active in supporting many colleges and universities throughout the southeast, including serving on the President’s Advisory Council and the Board of Visitors at the University of Alabama.

(1)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Retirement Age Policy

The Company has a mandatory retirement age policy in the Corporate Governance Guidelines with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy (70) years of age on the date of election. The Board believes that it is important to monitor overall Board performance and suitability, and pursuant to the policy, upon the recommendation of the Nominating and Governance Committee, the Board may waive the effective date of mandatory retirement. No director nominees in Class II will have met the mandatory retirement age as of the date of the Annual Meeting.

Emeritus Directors

Pursuant to our Bylaws, each director shall become a “Director Emeritus” upon the expiration of his or her current term following the date the director may no longer be qualified for election as a director due to age pursuant to our retirement age policy, provided the effective date of such mandatory retirement has not been waived. Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, Craig J. Duchossois, J. David Grissom, G. Watts Humphrey, Jr., James F. McDonald, Thomas H. Meeker, Carl F. Pollard, and Darrell R. Wells.

12 | 2019 Proxy Statement

Election of Directors (Proposal No. 1)

Director Compensation for Fiscal Year Ended December 31, 2018

During 2018, each non-employee director of the Board of Directors received the compensation set forth below (all fees shown are annual fees, except for meeting fees), which, other than the implementation of a Chairman fee for the non-employee Chairman of the Board of Directors, did not change from the compensation levels set for 2017.

	Retainer Fee ($)(1)	Meeting Fees ($)(2)	Stock Awards ($)(3)	Chairman Fee ($)		Non-Chairman Fee ($)

Board of Directors	60,000	2,000	125,000	150,000	(4)

Compensation Committee		2,000		25,000		12,500

Nominating and Governance Committee		2,000		20,000		10,000

Audit Committee		2,000		35,000		15,000

(1)	Retainer fee is paid in arrears, in equal quarterly installments. For the 2019 fiscal year, the retainer fee will be increased to $75,000.

(2)	Directors who do not reside in Louisville may request reimbursement for travel expenses to and from Board and committee meetings.

(3)

Each non-employee director receives a grant of restricted share units (“RSUs”), with an aggregate grant date fair value of $125,000. For the 2019 fiscal year, the grant date fair value of the RSU awards will be increased to $155,000.

(4)	For the non-employee Chairman of the Board of Directors.

In 2018, we provided the following compensation to our non-employee directors. Mr. Carstanjen, our Chief Executive Officer (“CEO”), is not separately compensated for his service on our Board. Please see the 2018 Summary Compensation Table for a summary of the compensation paid to our CEO with respect to 2018.

Name	Fees earned or paid in cash ($)		Stock Awards ($)(2)	Total ($)

Ulysses L. Bridgeman, Jr.	103,000	(1)	125,000	228,000

Craig J. Duchossois(3)	35,685	(1)	-0-	35,685

Richard L. Duchossois	80,000	(1)	125,000	205,000

Robert L. Evans(3)	26,912		-0-	26,912

Robert L. Fealy	109,375	(1)	125,000	234,375

Douglas C. Grissom	94,875	(1)	125,000	219,875

Daniel P. Harrington	141,500	(1)	125,000	266,500

G. Watts Humphrey, Jr(3)	41,593		-0-	41,593

Karole F. Lloyd(4)	59,511		125,000	184,511

R. Alex Rankin	249,022		125,000	374,022

(1)

The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board. Upon the end of Board service, the shares are issued or transferred to the director. In 2018, Mr. Fealy, Mr. Grissom, and Mr. Harrington deferred all of their 2018 directors’ fees into a deferred share account under the plan, while Mr. Bridgeman deferred 50% of his 2018 directors’ fees into a deferred share account under the plan. As adjusted for the Stock Split, as of December 31, 2018, Mr. Bridgeman had 4,838 deferred shares, Mr. Richard Duchossois had 7,839 deferred shares, Mr. Fealy had 33,628 deferred shares, Mr. Grissom had 1,512 deferred shares, and Mr. Harrington had 31,607 deferred shares under the plan.

2019 Proxy Statement | 13

Election of Directors (Proposal No. 1)

(2)

On April 24, 2018, each non-employee director (with the exceptions of Mr. Craig Duchossois, Mr. Evans and Mr. Humphrey, who did not stand for re-election as members of the Board of Directors at the 2018 annual meeting of shareholders) received a grant of RSUs, valued in the amount of $125,000, calculated based upon the closing price of a share of Common Stock on the date of grant. The RSUs vest one year from the date of grant, subject to the director’s continued service through the vesting date. At the time a director ceases being a director of the Company, the Company will issue one share of Common Stock for each vested RSU held by such director. As adjusted for the Stock Split, as of December 31, 2018, Mr. Bridgeman had 12,399 RSUs, Mr. Richard Duchossois had 17,810 RSUs, Mr. Fealy had 17,810 RSUs, Mr. Grissom had 1,465 RSUs, Mr. Harrington had 17,810 RSUs, Ms. Lloyd had 1,465 RSUs, and Mr. Rankin had 17,810 RSUs.

(3)	Mr. Craig J. Duchossois, Mr. Evans, and Mr. Humphrey did not stand for re-election as members of the Board of Directors on April 24, 2018.

(4)	Ms. Lloyd joined the Board in April 2018.

Share Ownership Guidelines

As memorialized in the Corporate Governance Guidelines, the Board expects all directors to display confidence in the Company by ownership and retention of a meaningful amount of the Company’s Common Stock. Pursuant to the Company’s insider trading policy, all directors are subject to the Company’s anti-hedging policy, which prohibits hedging and monetization transactions with respect to the Company’s Common Stock. As a result, each director is expected to own shares with a fair market value equal to five (5) times the director’s annual retainer. Each director appointed or elected to the Board has five (5) years from the date of appointment or election to the Board to meet this requirement. Compliance is measured at the five (5) year anniversary date of the director’s appointment or election. Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. The chart below shows each current director’s compliance with the ownership guidelines calculated as of December 31, 2018, other than with respect to Mr. Carstanjen, who is subject to maintaining holdings of the Company’s Common Stock equal to at least six (6) times his base annual salary, pursuant to the Key Executive Stock Ownership and Retention Guidelines, as further described in the “Executive Stock Ownership Guidelines” section below. Furthermore, deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and RSUs granted as director compensation are included for purposes of measuring compliance with the Company’s share ownership guidelines. The share information in the following table has been adjusted to reflect the effect of the Stock Split.

Director	Ownership Guidelines(1)	Shares Owned(2)	Value of Shares(3)	Met Guidelines

Ulysses L. Bridgeman, Jr.	5x	17,237	$1,401,572	✓

Richard L. Duchossois	5x	3,616,268	$294,038,791	✓

Robert L. Fealy	5x	51,438	$4,182,484	✓

Douglas C. Grissom	5x	2,977	$242,074	*

Daniel P. Harrington	5x	644,317	$52,389,444	✓

Karole F. Lloyd	5x	7,465	$606,966	✓

R. Alex Rankin	5x	36,710	$2,984,927	✓

✓	=	Met guidelines.

*	=	Has not yet met guidelines, but has five years from the date of appointment to the Board to meet the guidelines.

(1)	Guidelines adopted per the Company’s Board of Directors.

(2)	Calculated as of December 31, 2018 and represents shares of Common Stock owned outright, amounts deferred per the Company’s 2005 Deferred Compensation Plan, and RSUs issued for board service.

(3)	Fair market value based on closing price of our Common Stock (as adjusted to reflect the Stock Split) of approximately $81.31 as of December 31, 2018.

14 | 2019 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the SEC and Nasdaq.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct (along with any amendments or waivers related to the Code of Conduct) are available on our corporate website, http://www.churchilldownsincorporated.com, under the “Corporate Governance” subheading under the “Investors” tab.

Shareholder Communications

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors or to any individual director c/o Churchill Downs Incorporated, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

R. Alex Rankin is the Chairman of the Board of Directors. The Board continues to deem it advisable to maintain certain aspects of its governance structure to assure effective independent oversight. These governance practices include maintaining executive sessions of the independent directors after each Board meeting, annual performance evaluations of the CEO by the independent directors, and separate roles for the CEO and Chairman of the Board of Directors. Our Corporate Governance Guidelines state that the offices of the Chairman of the Board and CEO may be either combined or separated, in the Board’s discretion; provided, that if the Board designates one individual to serve as the Chairman of the Board and the CEO, the Board will then designate an independent director to serve as the Lead Independent Director. The Board is currently led by an independent Chairman, Mr. Rankin. The Board believes that separating the roles of CEO and Chairman of the Board is the most appropriate structure at this time. Separating the roles of Chairman of the Board ensures that our CEO is able to more exclusively focus on this role. The Board also believes that an independent Chairman of the Board allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance relative to compensation.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors as a whole performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions, the majority of the Board of Directors’ risk oversight functions is carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes.

Board Evaluations

The Board conducts an annual self-evaluation to assist in determining whether it and its committees are functioning effectively. The Nominating and Governance Committee solicits comments from all directors and reports annually to the

2019 Proxy Statement | 15

Corporate Governance

Board with an assessment of the Board’s performance and how its committees are functioning. This will be discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board could improve.

Board Meetings and Committees

Four (4) meetings of the Board of Directors were held during the last fiscal year. During the fiscal year, all incumbent directors attended at least 75% of their Board and committee meetings for the period for which they served. The Company encourages its directors to attend the Annual Meeting each year. Each of the directors then serving on the Board (other than Messrs. Craig J. Duchossois, Robert L. Evans and G. Watts Humphrey, each of whom did not stand for re-election) attended the Company’s annual meeting on April 24, 2018.

The Board has determined that all of the directors of the Company who served during any part of the last completed fiscal year are “independent directors,” as defined under Nasdaq Rule 5605(a)(2), except William C. Carstanjen, due to his position as CEO of the Company.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation, and the Nominating and Governance Committees.

No Director Emeritus serves on any Board committee. The current composition of the committees is illustrated in the table below, along with the number of meetings held in 2018.

Director Name	Board of Directors	Executive Committee	Audit Committee(1)	Compensation Committee(2)	Nominating and Governance Committee

Ulysses L. Bridgeman	Member		Member		Member

William C. Carstanjen	Member

Richard L. Duchossois	Member				Member

Robert L. Fealy	Member	Member		Member	Chair

Douglas C. Grissom	Member			Member	Member

Daniel P. Harrington	Member	Member	Chair	Member

Karole F. Lloyd	Member		Member

R. Alex Rankin	Chair	Chair		Chair

Number of meetings in 2018	4	1	4	5	1

=	Ex-officio Member

(1)	Effective at the conclusion of the Annual Meeting, Karole F. Lloyd will become Chairman of the Audit Committee, with Daniel P. Harrington continuing to serve as a member of the Audit Committee.

(2)

Effective at the conclusion of the Annual Meeting, Daniel P. Harrington will become Chairman of the Compensation Committee, with R. Alex Rankin serving as an ex-officio member of the Compensation Committee.

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The Executive Committee does not meet on a regular basis, but instead meets as and when needed.

16 | 2019 Proxy Statement

Corporate Governance

Audit Committee

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. The Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to cybersecurity and other risks and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures.

The Audit Committee’s responsibilities are as follows, among others:

●	To monitor the performance of the Company’s internal audit function;

●

To appoint, compensate, retain and oversee the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting;

●	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and compliance policies;

●	To consider the effectiveness of the company’s internal control system including information technology security and control.

●

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps;

●

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose; and

●	To conduct an annual performance evaluation of the Audit Committee.

We have a formal enterprise risk management program that falls under the leadership of our executive team with oversight from the Audit Committee. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our Board of Directors is regularly advised of potential organizational risks and supporting mitigating policies.

The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under Nasdaq Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Exchange Act.

Four (4) meetings of the Audit Committee were held during the last fiscal year. The Audit Committee reviews the adequacy of its charter on an annual basis.

The Board of Directors has determined that Daniel P. Harrington and Karole F. Lloyd are “audit committee financial experts” as defined by regulations promulgated by the SEC.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq and Rule 10C-1(b)(1) under the Exchange Act. The Board established the Compensation Committee to assist it in discharging the Board’s responsibilities relating to compensation of the Company’s CEO, each of the Company’s other executive officers, and the Company’s non-employee directors. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate.

2019 Proxy Statement | 17

Corporate Governance

The Compensation Committee’s responsibilities are as follows, among others:

●	To oversee the development and implementation of the Company’s compensation policies and programs for executive officers, including the CEO.

●	To establish the annual goals and objectives relevant to the compensation of the CEO and the executive officers and to present such to the Board annually.

●

To evaluate the performance of the CEO and other executive officers in light of the agreed-upon goals and objectives and to determine and approve the compensation level of the CEO, including the balance of the components of total compensation, based on such evaluation and to present its report to the Board annually.

●

To develop guidelines for the compensation and performance of the Company’s executive officers and to determine and approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

●	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

●

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

●	To establish and periodically review Company policies relating to senior management perquisites and other non-cash benefits.

●	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and Company objectives.

●

To review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s compensation policies and programs as a result of such results.

●

To consider, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation arrangements encourage excessive or inappropriate risk-taking.

●	To review, assess and recommend to the Board any changes to the Company’s compensation “clawback” policy required by law or otherwise adopted by the Company.

●	To oversee regulatory compliance with respect to matters relating to executive officer compensation.

●	To approve plans for managerial development and succession within the Company and to present such plans to the Board annually.

●	To review, assess and recommend to the Board appropriate compensation for outside directors.

●	To produce the report on executive compensation to be included in the Company’s proxy statement for the annual meeting of shareholders.

●

To review and discuss with management the compensation discussion and analysis, and based on such discussion, make a recommendation to the Board as to whether or not the compensation discussion and analysis should be included in the proxy statement.

●	To review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

●	To conduct an annual performance evaluation of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers or employees of the Company or were former officers of the Company. None of the members who served on the Compensation Committee at any time during fiscal 2018 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a director or member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Board of Directors or the Compensation Committee.

18 | 2019 Proxy Statement

Corporate Governance

Compensation Risk Assessment

The Compensation Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2018, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. Each policy and plan was evaluated based on certain elements of risk, including, but not limited to, (i) the mix of fixed and variable pay, (ii) types of performance metrics, (iii) performance goals and payout curves, (iv) payment timing and adjustments, (v) equity incentives, and (vi) stock ownership requirements and trading policies. Based on this evaluation, an assessment of each plan was created, along with an overall assessment of compensation risk to the Company. After evaluation and discussion, the Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with governance issues.

Pursuant to the Company’s Corporate Governance Guidelines and its Policy on Board Composition, the Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board and the Company’s strategic plans to determine its needs with regard to Board composition and identify candidates with the appropriate skill sets and qualifications. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines and its Policy on Board Composition specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, casino and gaming, technology, etc.) diversity in race and gender, number of boards on which the individual serves, and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee periodically reviews the Company’s Corporate Governance Guidelines and its Policy on Board Composition and recommends changes to the Board. It also evaluates the performance of the Board as a whole and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally, it evaluates Board of Director practices at the Company and other well-managed companies on an annual basis and recommends appropriate changes to the Board and/or its practices.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

2019 Proxy Statement | 19

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2019 (Proposal No. 2)

PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019 (Proposal No. 2)

On February 26, 2019, the Board of Directors, on recommendation from the Audit Committee, selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2019. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

✓

The Board of Directors and the Audit Committee recommend that the shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2019.

20 | 2019 Proxy Statement

Independent Public Accountants

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2018, were $1,718,200 and (ii) for the year ended December 31, 2017, were $2,313,600. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous SEC and financial reporting matters.

Audit-Related Fees

During each of 2018 and 2017, the Company incurred $21,700 and $68,600, respectively, in fees for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2018, were $130,100 and (ii) in 2017, were $144,039. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Inform, PwC’s accounting research software, and PwC’s disclosure checklist software, which amounted to $4,500 in each of 2018 and 2017. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating and pre-approving all audit and non-audit services provided by the independent auditors. The Committee may delegate pre-approval authority to a member, provided that decisions of such member shall be presented to the full Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2018.

2019 Proxy Statement | 21

Advisory Vote to Approve Executive Compensation (Proposal No. 3)

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (Proposal No. 3)

Pursuant to Section 14A of the Exchange Act, the Company’s shareholders are entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. In accordance with the preference expressed by shareholders, the Company is holding such advisory votes on an annual basis.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s NEOs. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s NEOs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s NEOs by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the NEO compensation as disclosed in this Proxy Statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

✓	The Board of Directors recommends a vote “FOR” the approval of the advisory resolution relating to the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

22 | 2019 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Churchill Downs Incorporated is an industry-leading provider of racing, gaming, and online entertainment and wagering. As such, our long-term success depends on our ability to attract, engage, motivate and retain highly talented executives and key employees to achieve our strategic plans and deliver financial returns to shareholders over both the short-term and long-term. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of the Company’s long-term performance and business strategies. Other objectives include aligning the executives’ interests with those of shareholders and encouraging high-performing executives to remain with the Company over the course of their careers. We believe that the amount of compensation for each Named Executive Officer (NEO) reflects each individual’s extensive management experience, high performance and exceptional service to Churchill Downs Incorporated and our shareholders. We also believe that the Company’s compensation strategies have been effective in attracting executive talent and promoting performance and retention.

This Compensation Discussion and Analysis describes the Company’s executive compensation policies and programs and how they apply to our NEOs (the senior executives included in the 2018 Summary Compensation Table on page 41). It also describes the actions and decisions of the Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”), which oversees the executive compensation program and determines the compensation of the NEOs. A detailed discussion of the Committee’s structure, roles and responsibilities, and related matters can be found under “Compensation Committee” on pages 17-19. As noted above, all share and per-share information presented in this in this Proxy Statement has been adjusted to reflect the Stock Split, including all such figures included in the Compensation Discussion and Analysis and the executive compensation tables that follow.

Our long-term incentive goals are based on operational results that the Committee believes drive Company and shareholder success over multi-year performance periods. Certain metrics the Company uses to determine this success are as follows (see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 10-K for Fiscal Year 2018 for reconciliation of these metrics to the most directly comparable GAAP measures, and the discussion of Long-Term Incentives beginning on page 35):

●

Adjusted EBITDA—Adjusted EBITDA used for compensation purposes in fiscal year 2018 was $551.7 million, a 49.0% increase compared to fiscal year 2017 Adjusted EBITDA for compensation purposes of $370.3 million;

●

Cash Flow Metric—Cash Flow Metric for compensation purposes in fiscal year 2018 was $159.4 million, a 13.8% decrease compared to fiscal year 2017 Cash Flow Metric for compensation purposes of $184.9 million; and

●	Total Shareholder Return—Total Shareholder Return from January 2, 2018 to December 31, 2018 was 3.1%.

2019 Proxy Statement | 23

Compensation Discussion and Analysis

As illustrated in the following chart, the Company’s stock price increased to $81.31 per share as of December 31, 2018 from $31.77 per share as of December 31, 2014.

CHDN Stock Price

(Year-End)

Similarly, as illustrated in the following chart, Adjusted EBITDA (excluding Big Fish Games, Inc.) has grown steadily, increasing from $252.3 million in 2016 to $328.8 million in 2018 (representing a compound annual growth rate of 14%). While the Company believes its Adjusted EBITDA performance has been very strong over the past five-year period, the Company is only providing Adjusted EBITDA data for the past three years to correspond to the reconciliation provided in the Company’s Form 10-K for the fiscal year ended December 31, 2018, as referenced below.

Adjusted EBITDA

(Excluding Big Fish Games, Inc.)

*

Please refer to “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 27, 2019 for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure. Adjusted EBITDA results for fiscal years 2015 and 2014 can be located in the Company’s Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 28, 2017, although such figures included Big Fish, as noted within such Form 10-K.

24 | 2019 Proxy Statement

Compensation Discussion and Analysis

As reflected in the chart below, the Company’s total net income has also grown steady, with net income from continuing operations increasing from $56.9 million in 2014 to $182.6 million in 2018 (representing a compound annual growth rate of 34% ).

Net Income

(From Continuing Operations)

Big Fish Games

On November 29, 2017, the Company entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) to sell its mobile gaming subsidiary, Big Fish Games, Inc. and its specified subsidiaries (“Big Fish”), to Aristocrat Technologies, Inc. (the “Transaction”). On January 9, 2018, the Company completed the Transaction for an aggregate purchase price of $990.0 million, subject to adjustments set forth in the Purchase Agreement. In connection with the Transaction, the Company and Mr. Paul Thelen ( then-current President of Big Fish), entered into a separation agreement and release effective as of the closing date of the Transaction. Although Mr. Thelen is no longer an employee of the Company, under SEC executive compensation disclosure rules, Mr. Thelen is considered an NEO. Because of his limited tenure with the Company during 2018 and his unique compensation arrangements for 2018, we have included a discussion of Mr. Thelen’s 2018 compensation arrangements in the section entitled “Compensation Arrangements for President of Big Fish” below rather than throughout the Compensation Discussion and Analysis.

2019 Proxy Statement | 25

Compensation Discussion and Analysis

Key 2018 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during 2018 are set forth below. This summary excludes the October 2018 one-time grants made to Messrs. Carstanjen and Mudd, as described further below, as such grants are not considered part of our annual compensation program.

Compensation Component	Link to Business and Talent Strategies	2018 Compensation Actions

Base Salary (Page 32)	● Competitive base salaries help attract and retain executive talent.	● Merit and market-based increases for 2018.

Annual Cash Incentive Compensation (Page 32)	● Focus executives on achieving annual financial and non-financial results that are considered key indicators of annual financial and operational performance.

●   Merit and market-based increases to annual cash incentive target opportunities for 2018.

●   Annual cash incentive awards were earned above target at an average of 149% due to strong Company performance

Long-Term Equity Incentive Compensation (Page 35)

●   2018 annual equity-based awards consist of PSUs and RSUs.

●   PSUs vest based on achievement of Adjusted EBITDA and Cash Flow metrics that are considered key indicators of long-term performance, with vesting adjusted based on a relative total shareholder return (“TSR”) performance to additionally incorporate creation of stockholder value over the performance period.

●   RSUs provide focus on stock price growth and serve our talent retention objectives.

●   Merit and market-based increases to target value of equity awards for 2018.

●   The target value of the equity award mix is typically balanced between PSUs (50%) and RSUs (50%).

●   PSUs are subject to a 3-year performance period (2018 -2020) and will be earned based on Adjusted EBITDA (weighted 50%) and Cash Flow (weighted 50%) goals, with a relative TSR modifier of +/-25%.

●   RSUs vest over three years, in equal annual installments on each of December 31, 2018, December 31, 2019 and December 31, 2020.

Executive Compensation Philosophy and Core Principles

	What We Do		What We Don’t Do

✓	Target Median Compensation Among Peer Group	×	No Employment Agreements

✓	Executive Stock Ownership Guidelines	×	No Re-pricing of SARs or Stock Options

✓	Clawback Policy on Cash Bonus and Equity Incentives	×	No Excise Tax Gross-ups upon Change in Control

✓	Performance-based Awards Vesting over Multi-year Periods	×	No Excessive Perquisites

✓	Capped Bonus Payments under Annual Incentive Plan

✓	Capped PSU Vesting Levels

✓	Payouts Tied to Individual and Company Performance

✓	Use of an Independent Compensation Consultant

✓	Anti-hedging policy, applicable to all directors and employees

The fundamental philosophy of the Compensation Committee is to provide an executive compensation program that links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. To that

26 | 2019 Proxy Statement

Compensation Discussion and Analysis

end, the Compensation Committee evaluates the pay practices of its peers and targets the median of the peer group. In order to continue to support the Company’s high-performance culture, the Company’s key principles underlying the executive compensation program are to:

●	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

●

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

●	Motivate and reward executives for achieving exceptional performance supportive of creating value for shareholders over the long-term.

The Compensation Committee will continue to adjust its pay practices to support these principles over time.

CEO 2018 Compensation

The Compensation Committee utilizes the services of an independent executive compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to conduct an annual Executive Compensation Market Study to identify appropriate gaming-based peer companies and analyze the CEO pay level against the peers of the Company. The Committee reviews each component of cash compensation (base salary and cash bonus), long-term incentives and total direct compensation for its peers’ CEOs, in relation to the Company’s CEO (Mr. William Carstanjen). As discussed above, the Company’s compensation philosophy is to pay at the median of its peer group, and we note that the Company’s net income and market capitalization approximate the median of the selected peer companies.

As discussed in greater detail on page 31, for fiscal year 2018, the peer group was: Aristocrat Leisure Limited (ALL); Boyd Gaming Corporation (BYD); Caesars Entertainment Corp. (CZR); Eldorado Resorts Inc. (ERI); Gaming and Leisure Properties Inc. (GLPI); Madison Square Garden Company (MSG); MGM Resorts International (MGM); Penn National Gaming, Inc. (PENN); Pinnacle Entertainment Inc. (PNK); Red Rock Resorts Inc. (RRR); Scientific Games Corp (SGMS); Tropicana Entertainment Inc. (TPCA); and Wynn Resorts, Limited (WYNN).

The table below summarizes the 2018 peer group’s target compensation data provided by FW Cook, along with Mr. Carstanjen’s 2017 and 2018 compensation:

	CEO Cash Compensation			CEO Long Term Incentives	CEO Total Compensation
	Base Salary	Target Bonus	Target Total Cash	Total LTI	Target Total Direct Compensation

75th Percentile (Peer Group)	$2,030,000	$3,605,000	$5,665,000	$6,420,000	$10,747,000

Median (Peer Group)	$1,545,000	$1,978,000	$3,708,000	$4,339,000	$8,533,000

25th Percentile (Peer Group)	$1,030,000	$1,030,000	$2,060,000	$2,073,000	$5,357,000

Carstanjen (2017 Target)	$1,030,000 (below peer median)	$1,442,000 (below peer median)	$2,472,000 (below peer median)	$4,000,000 (below peer median)	$6,472,000 (below peer median)

Carstanjen (2018 Target)	$1,350,000 (below peer median)	$2,025,000 (at peer median)	$3,375,000 (below peer median)	$4,600,000 (slightly above peer median)	$7,975,000 (below peer median)

To compensate Mr. Carstanjen closer to the median pay level for his peer group and with a higher weighting on long-term incentives, the Compensation Committee approved the following pay actions in the first quarter of 2018:

1.	Increased Mr. Carstanjen’s annual base salary from $1,030,000 to $1,350,000, resulting in a base salary that remains below the median of the peer group.

2.	Increased Mr. Carstanjen’s annual target cash bonus percent from 140% to 150% of base pay, resulting in a target bonus that is slightly above the median of the peer group.

3.

Increased Mr. Carstanjen’s long-term incentives from $4,000,000 to $4,600,000. Fifty percent (50%) of the long-term incentives are PSUs with a three-year performance period, and the remaining fifty percent (50%) are time-based RSUs with ratable vesting over three years.

2019 Proxy Statement | 27

Compensation Discussion and Analysis

As a result of these actions, Mr. Carstanjen’s target total direct compensation for 2018 moved closer to, but is still below, the median of the CEO peer group as shown in the table above.

Mr. Carstanjen became the CEO of the Company in 2014, and the performance of the Company since his assumption of the CEO role has been outstanding, with a total shareholder return of 183% and over $1 billion returned to the Company’s shareholders through share repurchases and dividends over the past five years. The Company’s outstanding performance is further reflected in the key business metrics summarized in the table below.

	Fiscal Year 2014	Fiscal Year 2018	% Increase	4-Year Compound Annual Growth Rate (CAGR)

CHDN Stock Price	$31.77	$81.31	156%	26%

Net Income (from continuing operations) (millions)	$56.9	$182.6	221%	34%

Earnings Per Share (from continuing operations, diluted)	$1.08	$4.39	306%	42%

Net Income (millions)	$46.4	$352.8	660%	66%

Dividends Per Share	$0.333	$0.543	63%	13%

In addition to the strong performance of the Company since Mr. Carstanjen became CEO, the Compensation Committee believes that other market factors also increased the market demand for executives with Mr. Carstanjen’s skills and experience. For instance, in May 2018 the Supreme Court of the United States cleared the way for states to legalize sports betting, striking down a federal law that had prohibited sports betting in most states. As a result of this Supreme Court ruling and previous decisions related to internet-based gaming over the last several years, growth opportunities for gaming companies have increased and there have been new entries from across the globe into the sector. In light of these developments and Mr. Carstanjen’s leadership, unique skills and proven success in the field, the Compensation Committee believes that there is high demand for executives such as Mr. Carstanjen and reasonably anticipated that there would be increased solicitation of Mr. Carstanjen for alternative employment opportunities.

In light of the above, on October 30, 2018, the Company approved a one-time, meaningful, performance-oriented and career-focused equity award (the “7-Year Grant”) to Mr. Carstanjen.

The 7-Year Grant is in addition to participation in the Company’s regular annual long-term incentive program and is sized such that it will serve as substantial incentive to keep Mr. Carstanjen focused on shareholder return and the long-term financial success of the Company. As described in more detail below, the earliest vesting date for any of the stock units awarded pursuant to the 7-Year Grant is the fourth anniversary of the grant date, and full vesting cannot occur until the seventh anniversary of the grant date.

There are three key elements in the design of the 7-Year Grant: (1) inclusion of performance goals designed to reinforce the Company’s pay for performance philosophy; (2) linkage to the Company’s share price appreciation and shareholder interests, with threshold performance set above the median of the comparator group (as described below) and target performance set at the 70th percentile of the comparator group; and (3) appropriate leverage to provide a meaningful compensation opportunity while not promoting excessive risk taking. In addition, the 7-Year Grant is not eligible for full vesting until the seventh-anniversary of the grant date, thereby reinforcing the retentive aspect of this award.

Sixty-seven (67%) of the stock units awarded were in the form of PSUs, with vesting based on the Company’s relative TSR performance versus the Russell 2000 over a three-year performance period (October 30, 2018 through October 29, 2021). The award will be forfeited if the Company does not achieve threshold performance of at least 55th percentile versus the Russell 2000 during the three-year performance period. To mitigate for spot strike price volatility, the Company will use a 20-day averaging period at the beginning and end of the performance period to calculate TSR. In addition, the calculation of TSR will assume reinvestment of the dividends and exclude companies that are acquired during the performance period and treat bankruptcies as low performers. None of the shares subject to the award will vest if the Company’s performance ranks below the threshold performance goal. Vesting levels for performance between performance levels will be interpolated. Notwithstanding above-target performance, vesting will be limited to 100% if the Company’s TSR is negative. Once the vesting level of the PSUs has been calculated for the three-year performance period, the awards will be subject to

28 | 2019 Proxy Statement

Compensation Discussion and Analysis

time-based vesting in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested. The performance criteria for the PSUs is set forth in the table below:

Relative TSR During the 3-Year Performance Period	Percentage of Shares Earned Based on Achievement Level(1)	Vesting Level

Superior Performance (85th Percentile)	200%	Maximum

Robust Performance (70th Percentile)	100%	Target

Threshold Performance (55th Percentile)	50%	Threshold

Below Threshold	0%	Below Threshold

Mr. Carstanjen was awarded 127,587 PSUs with a grant date fair value equal to $8,040,107 based on a Monte Carlo valuation on October 30, 2018.

The remaining 33% of the stock units awarded pursuant to the 7-Year Grant were in the form of service-based RSUs, which vest in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested. Mr. Carstanjen was awarded 48,711 time-based RSUs (grant date fair value of $3,960,204).

7-Year Grant Timeline

2018 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee monitors closely the results of the annual advisory “say-on-pay” vote, and considers such results as one of the many factors considered in connection with the discharge of its responsibilities. In 2018, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation program, as disclosed in the Company’s 2018 proxy statement. At the 2018 annual meeting of shareholders, approximately 97% of our shareholders voting on the proposal expressed support for the compensation of our NEOs as disclosed in the 2018 proxy statement. The Compensation Committee considered the results of the 2018 advisory vote and also considered other factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the advice of the Committee’s independent compensation consultant, and did not make any changes to the executive compensation program in response to the 2018 “say-on-pay” vote.

Role of Management and Independent Advisors

The Compensation Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs as well as being responsible for recording the minutes of the meeting, the Vice President of Human Resources, and the General Counsel. The Compensation Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Compensation Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the Board.

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Compensation Discussion and Analysis

The Committee may also meet in executive session without any members of management, for the purpose of discussing and approving compensation for the CEO, as well as other topics. The CEO reviews the performance of, and makes recommendations to, the Compensation Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, and long-term incentive awards, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a written assessment of the Company’s performance. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of the CEO’s written assessment of the Company’s performance. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Committee. Since March 2015, the Committee has retained FW Cook as its independent compensation consultant. The scope of the engagement of FW Cook includes:

●	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

●	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

●

Attending all Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices, including a perspective with regard to the competitive market;

●	Assisting with the review of pay and performance and the evaluation of payouts under the Company’s annual and long-term incentive programs;

●	Assisting in the review and evaluation of non-employee director compensation;

●	Providing the Committee and management with data on market practices for executive pay;

●	On behalf of the Committee, assisting management with disclosures, including this Compensation Discussion and Analysis;

●	Providing updates to the Committee with regard to regulatory developments;

●	Assisting the Committee in evaluating future equity grants and cash compensation for the NEOs, including the CEO; and

●	Evaluating and providing input on the 7-Year Grants and the updated Change in Control Agreements executed by Mr. Carstanjen and Mr. Mudd in 2018.

FW Cook did not provide any services to the Company other than advising the Committee as provided above. All of the decisions with respect to the Company’s executive compensation programs are made by the Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or its outside advisor. The Compensation Committee assessed FW Cook’s independence in light of the SEC requirements and NASDAQ listing standards and determined that FW Cook’s work did not raise any conflict of interest or independence concerns.

Factors Used to Evaluate Pay Decisions

The Company seeks to obtain and retain the services of executives who bring the skills, experience, and motivation deemed necessary to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review and approval) and the Committee in the case of the CEO. These factors include:

●	The scope and responsibility of the NEO’s position and the perceived level of contribution;

●	Internal comparisons among the executive’s peers at the Company;

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Compensation Discussion and Analysis

●	Comparisons among the executive’s peers at the peer group companies, with a target of median among peers;

●	The recruitment and development of talent in a competitive market;

●	Target annual incentive opportunities based on Company’s annual goals with regard to NEO’s position, as approved by the Committee; and

●	Long-term incentive opportunities driven by the perceived level of contribution expected of the executive toward achieving the Company’s growth objectives.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives and retention.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and the CEO to evaluate the reasonableness of executive pay. The CEO does not make recommendations with respect to his own compensation. The Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

Nevertheless, the Committee believes that it is important for the Company to stay competitive on compensation and the Committee, with the assistance of the Committee’s independent advisor, conducts periodic reviews of compensation relative to similarly situated businesses, which can lead to adjustments in compensation and program offerings. The compensation peer group was selected to represent a reasonable match to the Company in terms of size and business characteristics. The group consists of public, similarly sized gaming companies (including traditional gaming, casinos, and internet/software gaming to reflect the Company’s diverse operations), where the median net income and market capitalization approximate the Company’s net income and market capitalization. The Company periodically reviews the peer group and makes adjustments, as deemed necessary, for continued appropriateness as a market reference for informing executive compensation levels. Following the sale of Big Fish, the peer group was adjusted to better reflect the Company’s current mix of traditional gaming and horseracing companies. Accordingly, the following companies were (i) removed from the Company’s historical peer group: Activision Blizzard, Inc. (ATVI); Blucora Inc. (BCOR); Choice Hotels International Inc. (CHH); Electronic Arts Inc. (EA); Glu Mobile Inc. (GLUU); ILG Inc. (ILG); Isle of Capri Casinos, Inc. (ISLE); RealNetworks Inc. (RNWK); Take-Two Interactive Software, Inc. (TTWO); and Zynga Inc. (ZNGA) and (ii) added to the Company’s historical peer group: Aristocrat Leisure Limited (ALL); Caesars Entertainment Corp. (CZR); Eldorado Resorts Inc. (ERI); Gaming and Leisure Properties Inc. (GLPI); Madison Square Garden Company (MSG); and Red Rock Resorts Inc. (RRR).

Fiscal 2018 Peer Group
Aristocrat Leisure Limited (ALL)
Boyd Gaming Corporation (BYD)
Caesars Entertainment Corp. (CZR)
Eldorado Resorts Inc. (ERI)
Gaming and Leisure Properties Inc. (GLPI)
Madison Square Garden Company (MSG)
MGM Resorts International (MGM)
Penn National Gaming, Inc. (PENN)
Pinnacle Entertainment Inc. (PNK)
Red Rock Resorts Inc. (RRR)
Scientific Games Corp (SGMS)
Tropicana Entertainment Inc. (TPCA)
Wynn Resorts, Limited (WYNN)

It is the opinion of the Committee that the pay decisions made by the Committee are reasonable relative to pay provided to executives at other similar public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s independent advisor.

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Compensation Discussion and Analysis

Components of Compensation

During 2018, the Company used multiple components to provide an overall compensation and benefits package designed to attract and retain the needed level of executive talent for the Company and to incentivize their performance. The following table sets forth the principal compensation elements of the Company’s 2018 executive compensation program and how each element fits into the Company’s overall compensation program and is supportive of the Company’s executive compensation objectives.

Element of Compensation	Attraction	Motivation		Alignment with Stockholder Interests	Retention
		Short-Term	Long-Term

Base Salary	✓	✓			✓

Annual Incentive Compensation	✓	✓		✓	✓

Long-Term Incentive Compensation	✓		✓	✓	✓

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, and comparisons with the executive’s peers at the Company. Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are intended to be commensurate with their new role or responsibilities and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter.

In 2018, the following adjustments were made to the base salaries for the Company’s NEOs:

Name	Position	2017 Base Salary ($)(1)	Percentage Change(3)	Salary Change ($)	2018 Base Salary ($)(2)

William C. Carstanjen	Chief Executive Officer	1,030,000	31.1%	+320,000	1,350,000

William E. Mudd	President & COO	650,000	15.4%	+100,000	750,000

Marcia A. Dall	EVP & CFO	550,000	13.6%	+75,000	625,000

Austin W. Miller	SVP, Gaming Operations	387,810	4.0%	+15,512	403,322

(1)	Annual rate of base compensation shown as of December 31, 2017.

(2)	Annual rate of base compensation shown as of December 31, 2018. Actual salaries paid in 2018 are shown in the 2018 Summary Compensation Table on page 41.

(3)

As discussed above in the “CEO 2018 Compensation” section on pages 27-29, Mr. Carstanjen’s salary was adjusted in 2018 in response to the peer group compensation analysis performed by FW Cook. Similar peer group market analyses were performed for the President & COO and CFO positions, and adjustments were made to Mr. Mudd’s and Ms. Dall’s salaries in response to those analyses. Consistent with the Company’s compensation philosophy, adjustments were made to target the median compensation levels among our peer group.

Executive Annual Incentive Plan

Bonus awards or incentive compensation paid with respect to 2018 were determined by the Committee per the terms of the 2013 Executive Annual Incentive Plan (“EAIP”). Pursuant to the EAIP, the Committee established performance goals for the Company and bonus opportunities for the 2018 performance year. In analyzing proposed awards against target and maximum payouts, the Committee used the goals as its roadmap to determine whether to issue awards above, at, or below each NEO’s target award. As it has done historically, the Committee sets performance goals for 2018, based upon a comprehensive assessment of the Company against its long-term strategic goals and its ability to achieve said goals with its current leadership team and key employees. Therefore, individual performance by the Company’s NEOs (as measured by various factors, including, but not limited to, continued growth and diversification of the Company’s asset portfolio through acquisitions, customer and employee satisfaction, and the completion of certain specified legislative and regulatory outcomes), and unit performance led by some of the Company’s key employees (as measured by, among other things,

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Compensation Discussion and Analysis

increases in sales and revenues) also played a significant role in setting and evaluating the Company’s performance goals, and determining the proper level of compensation deemed necessary to incent the NEOs and key employees to continue to drive growth.

2018 Performance Goals. For 2018, the Committee set the following goals for the EAIP. These goals were used to assess the NEOs’ performance and determine EAIP payouts as disclosed in the 2018 Summary Compensation Table on page 41. The Committee, in setting the goals, considered the challenges to the Company; however, each goal was deemed achievable, but requiring a superior level of performance. The goals are expressed generally as follows, with no specific weighting attributed to any one goal:

Overall

●

Achieve revenue ($944.2 million), adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) ($304.5 million), diluted earnings per share ($7.04) and capital expenditure ($177.2 million) goals as approved by the Committee, which took into account the sale of Big Fish Games in January 2018 and the corresponding elimination of contributions to the Company’s financial results from Big Fish Games after January 2018;

Racing

●	Increase the financial performance of big events (e.g., Kentucky Derby, Kentucky Oaks, Arlington Million, etc.);

●	Increase sponsorship opportunities and attract other events (e.g. Breeders’ Cup);

●	Complete projects on time and on budget, and manage overall budgets to reduce cost (without impacting the customer experience);

●	Continue to work on innovative approaches to improve customer experience and engagement;

●	Grow the global footprint of the Kentucky Derby;

Gaming

●	Successfully develop, construct and open in-process and new capital projects to grow existing gaming properties;

●	Assess and pursue opportunities to acquire accretive gaming properties;

TwinSpires

●	Continue to invest in and grow our advanced deposit wagering businesses;

●	Assess and pursue opportunities to expand our online gaming profile;

●	Improve technology, overall performance and user experience;

Historical Horse Racing

●	Complete the construction and open the Company’s first historical horse racing facility in Louisville, KY, in the second half of 2018;

●	Obtain additional Kentucky racing license to construct an additional standardbred and historical racing facility.

Other

●	Complete sale of Big Fish Games;

●	Successfully execute Dutch Auction tender offer to repurchase $500 million shares of the Company’s stock;

●	Develop technology-driven cost out opportunities for all subsidiaries; and

●	Build pipeline and execute acquisitions, if feasible, consistent with current plan.

Incentive Opportunities. Under the EAIP, the NEOs have target and maximum opportunities that are determined by the Committee based on internal pay equity considerations, market data, impact on total short-term compensation and the expected level of contribution of each NEO to the Company’s performance goals and growth objectives.

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Compensation Discussion and Analysis

The Compensation Committee approves the target and maximum incentive levels, after considering recommendations from the CEO for each NEO (except the CEO), at the beginning of each year. The Committee independently evaluates and approves the target and maximum incentive levels for the CEO at the beginning of each year. During 2018, the target and maximum awards assigned to the CEO and the other NEOs were as follows:

Name	Position	Target Incentive Award as a Percentage of Salary(1)	Target Incentive Award in ($)	Maximum Target Incentive Award as a Percentage of Salary	Maximum Target Incentive Award in ($)

William C. Carstanjen	Chief Executive Officer	150%	2,025,000	300%	4,050,000

William E. Mudd	President & COO	100%	750,000	200%	1,500,000

Marcia A. Dall	EVP & CFO	85%	531,250	170%	1,062,500

Austin W. Miller	SVP, Gaming Operations	60%	241,993	120%	483,986

(1)

As discussed above in the “CEO 2018 Compensation” section on pages 27-29, Mr. Carstanjen’s target incentive award as a percentage of salary was adjusted in 2018 in response to the peer group compensation analysis performed by the Company’s compensation consultant, FW Cook. Similar peer group market analyses were performed for the other NEO positions, including the CFO, and adjustments were made to Ms. Dall’s target incentive award as a percentage of salary in response to those analyses. Consistent with the Company’s compensation philosophy, adjustments were made to target the median compensation levels among our peer group.

2018 Performance Results. In determining the payouts, the Compensation Committee exercises its discretion to determine whether to payout at, above, or below the target opportunities based upon its review of the outcomes evaluated against Company and individual performance. The Compensation Committee established a minimum corporate Adjusted EBITDA performance threshold for 2018 of $185 million, which was required to be achieved before any incentives were eligible to be paid under the EAIP for 2018. The Compensation Committee certified that actual Adjusted EBITDA for compensation purposes for 2018 exceeded this threshold and that executives were eligible for payouts under the EAIP for 2018.

In evaluating 2018 performance, the Compensation Committee considered (i) revenue from continuing operations ($1.0 billion, an increase of 14%), net income from continuing operations ($182.6 million, an increase of 49%), diluted net income per share from continuing operations ($4.39, an increase of 72%), and Adjusted EBITDA from continuing operations ($328.8, an increase of 15%), each as compared to 2017; (ii) record all sources handle for Kentucky Derby and Oaks week of $311.2 million, up 9% compared to 2017; (iii) strong organic growth from our Calder, Riverwalk, Oxford, Fair Grounds Slots and Video Poker, and Harlow’s casino properties; (iv) capital expenditures of $149 million; and (v) the growth of TwinSpires.com handle to $1.4 billion, up 8% compared to 2017. The Compensation Committee determined that these achievements contributed to benefits being realized by the Company’s shareholders.

The amounts earned by the NEOs for 2018 under the EAIP are reflected in the 2018 Summary Compensation Table on page 41 in the column labeled “Non-Equity Incentive Plan Compensation.” As noted above, the Company exhibited strong overall financial performance in 2018. The NEOs were viewed by the Committee to be the primary parties responsible for the actual performance relative to the performance goals established with respect to 2018. The Compensation Committee, after considering the Company’s overall performance, awarded the NEOs EAIP awards as shown in the table on page 41. As such, the NEOs were awarded an EAIP award at the following percentage of their target incentive award: Mr. Carstanjen 148% ($3,000,000), Mr. Mudd 167% ($1,250,000), Ms. Dall 146% ($775,000), and Mr. Miller 135% ($325,700). The awards for Mr. Carstanjen, Mr. Mudd, Ms. Dall, and Mr. Miller were made pursuant to the EAIP and as a reward for the NEOs respective roles in driving performance during the period ending December 31, 2018.

2019 Executive Annual Incentive Plan

For 2019, the Company implemented a newly designed EAIP for the NEOs, whereby the majority of the annual incentive will be formulaically based on achievement to pre-established goals with defined weightings. Under this design, 75% of the 2019 EAIP award will be determined formulaically, based on corporate or business unit Adjusted EBITDA performance, and the remaining 25% will vest based on the attainment of strategic and individual goals established for each NEO, with payouts under the 2019 EAIP ranging from 0% to 200% of target.

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Compensation Discussion and Analysis

Long-Term Incentives

The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired of management by the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements.

In 2015, the Compensation Committee approved the adoption of the Executive Long-Term Incentive Plan (the “ELTI Plan”), pursuant to which the NEOs may earn variable equity payouts based upon the Company achieving certain key performance metrics. The purpose of the ELTI Plan is to provide participants with a long-term incentive program that is market-competitive and provides long-term incentives on a regular, predictable, and annual basis. Eligible participants (as determined by the Committee) may be members of the Company’s senior executive team and/or such other executives and key contributors as the Committee may designate from time to time. As and to the extent determined by the Committee as part of the annual compensation planning process for participants, the CEO will participate in the ELTI Plan at a rate determined by the Committee. No individual will have an automatic right to participate in the ELTI Plan. A summary of the 2018 terms and applicable award opportunities, granted by the Committee to the NEOs, is provided below.

During the beginning of 2018, the CEO recommended employees (other than with respect to himself) to the Committee for participation in the ELTI Plan for 2018 and their respective specific levels of proposed participation. Awards granted to eligible employees under the ELTI Plan may be in the form of restricted share units (“RSUs”), performance share units (“PSUs”), or both. To pursue the key objective of linking executive compensation with Company performance, the Committee aimed to deliver at least 50% of the 2018 awards as PSUs.

The Committee approved the 2018 RSU awards on February 15, 2018, and the PSU awards (for the 36-month performance period of January 1, 2018 through December 31, 2020) under the ELTI Plan on March 26, 2018. The 2018 awards are as follows:

Executive Officer	RSUs		PSUs		Total
	#	$(1)	#	$(2)	#	$

William C. Carstanjen	26,352	$2,300,530	27,852	$2,527,105	54,204	$4,827,635

William E. Mudd	10,314	$900,412	10,899	$988,903	21,213	$1,889,315

Marcia A. Dall	6,309	$550,776	6,660	$604,284	12,969	$1,155,060

Austin W. Miller	5,445	$475,349	3,633	$329,634	9,078	$804,983

(1)	The market value of the time-vesting RSUs, in the above table, was calculated utilizing the closing price of CHDN as of February 15, 2018 multiplied by the total number of time-vesting RSUs granted.

(2)

The grant date fair value for the PSUs in the above table was calculated based on the probable achievement of the performance goals and a Monte-Carlo simulation model, which factors in the value of the relative TSR modifier (defined below) that is applied to the award before the share-based payment vests. The PSUs, in the above table, represent the target opportunity, and corresponding fair value, available to the grantees should the Company achieve the pre-determined performance metrics. Actual shares that vest pursuant to the PSUs may be more or less given the performance on the selected metrics discussed below.

With respect to the PSU awards in the table above, performance will be based on the following three Performance Measures during the 36-month period from January 1, 2018 through December 31, 2020 (the “Performance Period”):

1)

Adjusted Earnings before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) (50% weight). Adjusted EBITDA during the Performance Period relative to the goals set for such measurement period, will be derived from the Company’s consolidated financial statements with adjustments as described further below;

2)

Cash Flow Metric (“Cash Flow Metric”) (50% weight). Cumulative Cash Flow (i.e. the sum of the free cash flows from the annual periods ending December 31 of each of 2018, 2019, and 2020, respectively, where the Cash Flow Metric goals are set at the beginning of each of those three periods) will also be derived from the Company’s consolidated financial statements with adjustments as described further below; and

3)

Relative Total Shareholder Return Modifier (“TSR”). The Company’s TSR modifier will be determined by ranking the return on the Company’s shares against those of the companies in the Russell 2000 index (the “Index”), in each case, over the Performance Period. The Company’s TSR will be calculated based upon the Company’s relative placement against the Index over the Performance Period. The PSU awards determined by the Adjusted EBITDA and Cash Flow

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Compensation Discussion and Analysis

Metric performance goals described above will then be adjusted based on the Company’s TSR, by increasing the PSU awards by 25% if the Company’s TSR is in the top quartile, decreasing the PSU awards by 25% if the Company’s TSR is in the bottom quartile, and providing no change to the PSU awards if the Company’s TSR is in the middle two quartiles.

The maximum number of PSUs that can be earned for the Performance Period is 250% of target. At the end of the Performance Period, the Committee will review performance achieved on each pre-established Performance Measure. The goals are intended to be challenging, but achievable with strong management performance. The payout for each Performance Measure will be determined by a payout curve, as achievement that lies in between two goals will be interpolated.

With respect to the RSU awards, the RSUs vest in one third (1/3) increments on each of December 31, 2018, December 31, 2019 and December 31, 2020, respectively, generally subject to the executive’s continued employment through the applicable vesting date. The Company intends to settle the vested RSUs in shares of Company common stock.

With respect to the performance period and related PSU awards under the ELTI Plan for January 1, 2016 through December 31, 2018, the actual performance was certified by the Compensation Committee in its February 2019 meeting (with a TSR at 83%, in the top 17% of the Russell 2000 over the performance period) as set forth below, with settlement of the PSUs occurring on February 27, 2019:

	Target	Maximum	Actual	% of Target	Projected Payout	Weighted Payout

Adjusted EBITDA:	$1,118 million	$1,342 million	$1,280.2 million	114.5%	148.4%	74.2%

Cash Flow Metric:	$435 million	$522 million	$566.5 million	130.3%	200% (when >120%)	100.0%

Total Weighted Payout:		174.2%

x TSR Modifier:		125%

Target Multiplier:		217.7%

Name(1)	Target PSU Award	Target Multiplier	PSUs Awarded

William C. Carstanjen	34,311	217.7%	74,704

William E. Mudd	14,868	217.7%	32,372

Marcia A. Dall	9,984	217.7%	21,738

(1)	Mr. Miller became an NEO after the 2016 ELTI awards were granted and, accordingly, did not receive a 2016 ELTI award.

During 2016, the Company changed its definition of Adjusted EBITDA to exclude changes in Big Fish deferred revenue for financial reporting purposes. For compensation purposes, Adjusted EBITDA targets under the 2016 awards were set prior to this change and, therefore, performance for these awards will be evaluated based on the definitions of Adjusted EBITDA and Cash Flow in place at the time of the establishment of the awards, per below:

●

Adjusted EBITDA—as defined in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2018. For compensation purposes, the Committee has determined it is appropriate to include the gain on the sale of Big Fish segment in 2018 and gain on sale of Calder land sale in 2016, both of which were pursuant to the long-term strategic plan for the Company, in the calculation of Adjusted EBITDA for compensation purposes.

	2016	2017	2018

As reported in the 2018 Form 10-K	$252.3	$286.2	$328.8

Pre-tax gain on Big Fish Transaction	N/A	N/A	$219.5

Big Fish Adjusted EBTIDA (discontinued operation)	$82.2	$80.3	$3.4

Changes in Big Fish Deferred Revenue	$0	$3.8	N/A

Calder Land Sale	$23.7	N/A	N/A

Adj. EBITDA for Compensation Purposes	$358.2	$370.3	$551.7

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Compensation Discussion and Analysis

●

Cash Flow Metric—The Company adopted Accounting Standards Updated No. 2016-18, Statement of Cash Flows: Restricted Cash on January 1, 2018, which requires the statement of cash flows to explain the change during the period of cash, cash equivalents, and amounts generally described as restricted cash. Due to the fact this accounting change was adopted subsequent to the cash flow metric targets established, the Company has included the change in restricted cash in the cash flow from operating activities. Therefore, our cash flow metric is defined as Cash Flows from Operating Activities in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2018, not including the impact from the change in restricted cash, plus distributions of capital from equity investments less capital maintenance expenditures. For compensation purposes, the Committee has determined it is appropriate to include the net cash from sale of properties that are part of the long-term strategic plan for the Company, such as the Calder land sale, in the calculation of the cash flow metric.

	2016	2017	2018

Cash Flow from Operating Activities	$231.4	$215.1	$197.8

Distributions of Capital from Equity Investments	$0.7	$0	$0

Capital Maintenance Expenditures	$(30.9)	$(33.3)	$(29.6)

Calder Land Sale	$25.6	N/A	N/A

Change in Restricted Cash	$4.6	$(3.1)	$8.8

Cash Flow Metric	$222.2	$184.9	$159.4

●

Total Shareholder Return—defined as the Company’s stock price as of the end of the measurement period, assuming reinvestment of dividends, divided by the Company’s stock price as of the beginning of the measurement period. The Company’s Total Shareholder Return for the period January 1, 2016 through December 31, 2018 was 83.1%.

7-Year Performance-Based Equity Grant

As described in detail in the “CEO 2018 Compensation” section above, on October 30, 2018, the Company approved a special, meaningful, equity award (the “7-Year Grant”) to Mr. Carstanjen. On that same day, the Company also approved a 7-Year Grant to Mr. Mudd. The 7-Year Grants were awarded to Messrs. Carstanjen and Mudd in light of the legalization of sports betting, the leadership and unique skills of these executives, and the reasonable anticipation that there would be increased solicitation of Messrs. Carstanjen and Mudd for alternative employment opportunities. The 7-Year Grant is in addition to participation in the Company’s regular annual long-term incentive program and is sized such that it will serve as substantial incentive to retain both executives over the seven-year vesting period and keep both executives focused on the long-term financial and stock price success of the Company.

As previously described, there are three key elements in the design of the 7-Year Grant: (1) inclusion of robust performance goals designed to reinforce the Company’s pay for performance philosophy; (2) linkage to the Company’s share price appreciation and shareholder interests; and (3) appropriate leverage to provide a meaningful compensation opportunity while not promoting excessive risk taking. In addition, the 7-Year Grant is not eligible for full vesting until the seventh-anniversary of the grant date, thereby reinforcing the retentive aspect of this award.

As discussed in greater detail above, sixty-seven percent (67%) of the stock units awarded were in the form of PSUs, with vesting based on the Company’s relative TSR performance versus the Russell 2000 over a three-year performance period (October 30, 2018 through October 29, 2021), with vesting occurring thereafter in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested. Mr. Carstanjen was awarded 127,587 PSUs valued at $8,040,107 based on a Monte Carlo valuation on October 30, 2018. Mr. Mudd was awarded 79,743 PSUs valued at $5,025,138, based on a Monte Carlo valuation on October 30, 2018.

The remaining thirty-three percent (33%) of the stock units awarded were in the form of service-based RSUs, which vest in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested. Mr. Carstanjen and Mr. Mudd were awarded 48,711 time-based RSUs (grant date fair value of $3,960,204) and 30,444 time-based RSUs (grant date fair value of $2,475,097), respectively.

2019 Proxy Statement | 37

Compensation Discussion and Analysis

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers. The principal objective of the guidelines is to enhance the linkage between the interests of shareholders and our executive officers by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five (5) years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times (6x) his base salary, our COO should own shares valued at an amount equal to four times (4x) his base salary, and our CFO and other executive officers should own shares valued at an amount equal to three times (3x) the executive’s base salary.

In 2018, each NEO met or exceeded the guidelines:

Executive Officer	Owners hip Guidelines	Shares Owned(1)	Value of Shares(2)	Multiple of Salary(3)

William C. Carstanjen	6x	476,608	$38,753,036	29

William E. Mudd	4x	273,862	$22,267,711	30

Marcia A. Dall	3x	23,406	$1,903,142	3

Austin W. Miller	3x	44,325	$3,604,066	9

(1)	Calculated as of December 31, 2018 and represents shares of Common Stock owned outright.

(2)	Based on CHDN split-adjusted closing stock price of approximately $81.31 as of December 31, 2018.

(3)	Calculated using the base salary information illustrated on page 32.

Deferred Compensation and Other Benefits

The Company’s philosophy is to provide retirement and savings benefits to executives which are commonly provided by other public companies. The benefits available to executives include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation deferred but no more than 5% of compensation deferred. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 29 investment options. All assets of the 401(k) Retirement Plan are held in a trust that is intended to be qualified under Section 501 of the Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base salary and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any base salary and bonus deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives consistent with those offered under the Company’s 401(k) Retirement Plan are available. The current hypothetical investments available under the Deferred Compensation Plan consist of 38 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table, on page 47, and the accompanying narrative below.

38 | 2019 Proxy Statement

Compensation Discussion and Analysis

Allowances and Other Benefits. The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for Mr. Carstanjen, Mr. Mudd, Ms. Dall, and Mr. Miller. These plans provide benefits which are similar to those provided to eligible employees, but extend the benefit levels to be appropriate to the income of the executive officers.

For Company executives, the Company may reimburse spouse’s travel expenses for travel with the executive on Company business on a case-by-case basis.

Severance Benefits. The Compensation Committee believes that arrangements that provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives. Such benefits include clarifying the terms of employment and reducing the risks to the executive where the executive believes that either the Company may undergo a merger or be acquired or where the Company has tasked the executive to develop new markets or lines of business for the Company. In addition, the Compensation Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. In 2014, the Compensation Committee, in lieu of negotiating individual severance agreements with each executive, adopted a form Executive Change in Control, Severance and Indemnity Agreement (the “2014 Change in Control Agreement”). William C. Carstanjen, William E. Mudd, and Marcia A. Dall each executed a 2014 Change in Control Agreement. The 2014 Change in Control Agreements, at the time of execution, became immediately effective and each of Mr. Carstanjen’s and Mr. Mudd’s previously executed employment agreement terminated. In 2018, Mr. Carstanjen and Mr. Mudd each executed updated Change in Control Agreements which became immediately effective upon execution, and Mr. Carstanjen’s and Mr. Mudd’s 2014 Change in Control Agreements terminated. A summary of each of the Change in Control Agreements in effect for the Company’s Named Executive Officers is provided below.

The Change in Control Agreement executed by Mr. Carstanjen and Mr. Mudd in 2018 provides that, subject to the Company receiving a general release of claims from the executive, in the event the executive’s employment is terminated (i) by the Company other than for “Cause” (as defined in the Change in Control Agreement), “Disability” (as defined in the Change in Control Agreement) or death or (ii) by the executive for “Good Reason” (as defined in the Change in Control Agreement), the executive will be entitled to receive (a) an amount in cash equal to, in the case of Mr. Carstanjen, 2 times and, in the case of Mr. Mudd, 1.5 times the sum of (x) the executive’s annual base salary and (y) the amount of the executive’s annual target bonus for the year in which the Executive was terminated, and (b) a lump sum amount equal to the prorated in-cycle bonus of executive’s target bonus for the year in which the executive’s termination of employment occurs. In the event the termination occurs within the 2-year period following a “Change in Control” (as defined in the Change in Control Agreement), Mr. Mudd’s severance multiple will increase to 2x. All equity-based awards in effect at the time of termination for the aforementioned reasons shall remain governed by the applicable plan or award agreement.

The 2014 Change in Control Agreement provides that, subject to the Company receiving a general release of claims from Ms. Dall, in the event Ms. Dall’s employment is terminated (i) by the Company, other than for “Cause” (as defined in the Change in Control Agreement), “Disability” (as defined in the Change in Control Agreement), or death, or (ii) by Ms. Dall for “Good Reason” (as defined in the Change in Control Agreement), Ms. Dall will be entitled to receive an amount in cash equal to 1.5 times the sum of (a) Ms. Dall’s annual base salary and (b) the amount of Ms. Dall’s annual target bonus for the year in which Ms. Dall was terminated. In the event the termination occurs within the 2-year period following a “Change in Control” (as defined in the Change in Control Agreement), the amount shall be 2.0 times the sum of (a) and (b) above. All equity-based awards in effect at the time of termination for the aforementioned reasons shall remain governed by the applicable plan or award agreement.

Mr. Miller has not executed a Change in Control Agreement, so Mr. Miller’s severance benefits would be governed by the Company’s Executive Severance Policy.

The Change in Control Agreements do not provide for any tax gross-ups for excise taxes payable following a Change in Control.

2019 Proxy Statement | 39

Compensation Discussion and Analysis

Additional information regarding severance benefits may be found under “Potential Payments Upon Termination or Change in Control” on page 48.

Compensation Arrangements for President of Big Fish Games

On January 9, 2018 (the “Closing Date”), Mr. Thelen terminated his employment with the Company as part of the Company’s sale of Big Fish. As part of the Separation Agreement and Release entered into between Mr. Thelen, Big Fish, and the Company, Mr. Thelen became entitled to the following: (a) twelve months of salary continuation, equal to $424,360 in the aggregate; (b) twelve months of COBRA subsidy, equal to $23,820 in the aggregate; and (c) Mr. Thelen’s target bonus for the 2017 fiscal year under the Churchill Downs Incorporated Executive Annual Incentive Plan, equal to a gross amount of $339,448. The Company terminated Mr. Thelen’s RSU agreements and PSU agreements and paid out 67,431 shares to Mr. Thelen as of the Closing Date, less 26,517 shares withheld for taxes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ending December 31, 2018.

Compensation Committee of the Board of Directors:

R. Alex Rankin, Chairman

Robert L. Fealy

Douglas C. Grissom

Daniel P. Harrington

40 | 2019 Proxy Statement

2018 Summary Compensation Table

2018 SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation earned by our Chief Executive Officer, President & Chief Operating Officer, Executive Vice President & Chief Financial Officer, and our other executive officers (sometimes referred to in this proxy statement as the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)	Total Excluding 7-Year Grant ($)(5)

William C. Carstanjen Chief Executive Officer	2018	1,276,154	-0-	16,827,946	3,000,000	16,269	21,120,369	9,120,058
	2017	1,023,077	-0-	4,157,013	2,250,000	17,102	7,447,192	7,447,192
	2016	1,000,000	-0-	3,112,923	1,330,000	14,338	5,457,261	5,457,261

William E. Mudd President and Chief Operating Officer	2018	726,923	-0-	9,389,550	1,250,000	47,126	11,413,599	3,913,364
	2017	642,269	-0-	1,766,800	900,000	38,049	3,347,118	3,347,118
	2016	612,692	-0-	1,348,924	616,500	38,204	2,616,320	2,616,320

Marcia A. Dall Executive Vice President and Chief Financial Officer	2018	607,692	-0-	1,155,060	775,000	16,268	2,554,020	2,554,020
	2017	544,231	-0-	1,091,465	675,000	15,535	2,326,231	2,326,231
	2016	525,000	250,000	905,815	393,750	141,004	2,215,569	2,215,569

Austin W. Miller(4) Senior Vice President, Gaming Operations	2018	399,743	-0-	804,983	325,700	29,437	1,559,863	1,559,863

Paul J. Thelen Former President, Big Fish Games	2018	17,682	-0-	5,364,136	-0-	448,934	5,830,752	5,830,752
	2017	472,619	-0-	1,641,784	-0-	364,454	2,478,857	2,478,857
	2016	515,000	-0-	2,047,819	288,400	7,506	2,858,725	2,858,725

(1)

In accordance with the SEC executive compensation disclosure rules, the amounts shown in 2018 for stock awards (other than with respect to Mr. Thelen) represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), but disregarding the estimate of forfeitures, in connection with service-based RSUs and PSUs granted pursuant to the ELTI Plan to each of our participating NEOs in 2018. The amounts included in the Stock Awards column for the PSUs granted during 2018 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2018 PSUs subject to the Adjusted EBITDA and Cash Flow metrics, the maximum value of such PSUs at the grant date would be as follows: Mr. Carstanjen—$5,750,278; Mr. Mudd—$2,250,189; Ms. Dall—$1,375,013; and Mr. Miller—$750,063. Under FASB ASC Topic 718, the TSR vesting condition related to the 7-Year Grant is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for Messrs. Carstanjen and Mudd that could be calculated and disclosed based on achievement of the underlying market condition. In the case of Mr. Thelen, the amounts reported for 2018 represent the incremental fair value associated with the termination and settlement of Mr. Thelen’s outstanding RSU and PSU agreements, calculated in accordance with FASB ASC Topic 718. As discussed in the “Compensation Discussion and Analysis,” in connection with the sale of Big Fish and Mr. Thelen’s separation from the Company, Mr. Thelen’s RSU and PSU agreements were modified to provide for vesting and settlement on the date of Mr. Thelen’s separation from the Company. See Note 10 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating the amounts reported for 2018.

(2)

Amounts in this column represent payments for performance under the Executive Annual Incentive Plan (“EAIP”). Mr. Carstanjen, Mr. Mudd, Ms. Dall, and Mr. Miller received their 2018 EAIP awards in February 2019. Typically, payments for each year shown are made by March 15 of the following year.

(3)

The table below shows the components of this column for 2018, which include the Company match for each individual’s defined contribution plan contributions, life insurance premiums, supplemental long-term disability insurance premiums and allowances.

(4)	Mr. Miller became an NEO in 2018.

2019 Proxy Statement | 41

2018 Summary Compensation Table

(5)

To demonstrate the year-over-year changes in the regular components of the Company’s NEO compensation program for Messrs. Carstanjen and Mudd, we have included this column to show total compensation without the 7-Year Grant, which represented a one-time, meaningful, performance-oriented and career-focused equity award granted to each. The amounts reported in this column are calculated by subtracting from 2018 total compensation, as calculated in accordance with the SEC executive compensation disclosure rules, the grant date fair value of the PSUs and RSUs awarded under the 7-Year Grant. The amounts reported in this column differ from, and are not a substitute for, the amounts reported in the “Total” column of this table.

42 | 2019 Proxy Statement

All Other Compensation for Fiscal Year Ended December 31, 2018

ALL OTHER COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2018

Name	Company Contributions Under Defined Contribution Plans(1) ($)	Life Insurance Premiums(2) ($)	Supplemental Long-Term Disability Insurance Premiums(3) ($)	Allowances(4) ($)	Payments under Separation Agreement(5) ($)	Total All Other Compensation ($)

William C. Carstanjen	11,000	3,469	1,800	-0-	-0-	16,269

William E. Mudd	36,277	1,728	1,501	7,620	-0-	47,126

Marcia A. Dall	11,000	2,580	2,688	-0-	-0-	16,268

Austin W. Miller	24,961	2,200	2,276	-0-	-0-	29,437

Paul J. Thelen	707	26	21	-0-	448,180	448,934

(1)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(2)

Mr. Carstanjen, Mr. Mudd, Ms. Dall and Mr. Miller receive group life coverage equal to two times base salary with a $3 million maximum. The amounts in this column are the premiums for the NEOs’ coverage. Mr. Thelen received group life coverage equal to his base salary, or two times base salary in the event of an accidental death.

(3)

Mr. Carstanjen, Mr. Mudd, Ms. Dall and Mr. Miller receive long-term disability coverage equal to sixty percent (60%) of their base salary with a $10,000 per month maximum in the event of a long-term disability. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the NEOs’ supplemental coverage paid by the Company. Mr. Thelen received long-term disability coverage equal to his base salary with a $10,000 per month maximum in the event of a long-term disability, pursuant to Big Fish policy.

(4)	Allowances for Mr. Mudd include $7,620 for spousal travel.

(5)

Mr. Thelen received his target 2017 EAIP Bonus pursuant to the terms of his separation agreement and release, and such bonus was attributed to the 2017 fiscal year and included in the “All Other Compensation” table in last year’s Proxy Statement. Accordingly, Mr. Thelen’s bonus is excluded from this table. The remaining amounts paid to Mr. Thelen under his separation agreement (twelve months of salary continuation, equal to $424,360 in the aggregate; and twelve months of COBRA subsidy, equal to $23,820 in the aggregate) are included in this table.

2019 Proxy Statement | 43

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2018

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2018

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 23.

		Estimated Future Payout under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

William C. Carstanjen		1,012,500	2,025,000	4,050,000

	02/15/2018							26,352		2,300,530

	03/26/2018				13,926	27,852	69,630			2,527,105

	10/30/2018							48,711		3,960,204

	10/30/2018				63,794	127,587	255,174			8,040,107

William E. Mudd		375,000	750,000	1,500,000

	02/15/2018							10,314		900,412

	03/26/2018				5,450	10,899	27,248			988,903

	10/30/2018							30,444		2,475,097

	10/30/2018				39,872	79,743	159,486			5,025,138

Marcia A. Dall		265,625	531,250	1,062,500

	02/15/2018							6,309		550,776

	03/26/2018				3,330	6,660	16,650			604,284

Austin W. Miller		120,997	241,993	483,986

	02/15/2018							5,445		475,349

	03/26/2018				1,817	3,633	9,083			329,634

Paul J. Thelen		N/A	N/A	N/A

	01/9/2018							67,431	(4)	5,364,136

(1)

Represents annual incentive bonus opportunities under the EAIP for each of the NEOs. See “Executive Annual Incentive Plan” beginning on page 32. Actual bonus payments for 2018 are listed under Non-Equity Incentive Plan Compensation in the 2018 Summary Compensation Table on page 41.

(2)

With respect to the March 26, 2018 grants, the numbers represent the PSUs granted under the ELTI Plan to each of the NEOs, which vest based on the Company’s performance with respect to Adjusted EBITDA for compensation purposes and the cash flow metric over the 2018-2020 performance period. The vesting of these awards is also subject to a TSR modifier which could increase or decrease the number of shares earned under an award by 25%, as more fully explained on page 35. With respect to the October 30, 2018 grants to Messrs. Carstanjen and Mudd, the numbers represent the PSUs granted pursuant to the 7-Year Grant, as more fully described on page 37.

(3)

With respect to the February 15, 2018 grants, the numbers represent RSUs granted under the ELTI Plan to each of the NEOs, which are scheduled to vest in 1/3 increments on each of December 31, 2018, 2019 and 2020, subject generally to the NEO’s continued employment through the applicable vesting date. With respect to the October 30, 2018 grants to Messrs. Carstanjen and Mudd, the numbers represent RSUs awarded pursuant to the 7-Year Grant, with vesting in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested.

(4)

This amount represents the outstanding RSUs and PSUs that were modified by the Company in connection with Mr. Thelen’s separation from the Company and does not reflect a new equity grant. As noted in the “Compensation Discussion and Analysis,” in connection with the sale of Big Fish and Mr. Thelen’s separation from the Company, Mr. Thelen’s RSU and PSU agreements were modified to provide for vesting and settlement on the date of Mr. Thelen’s separation from the Company.

44 | 2019 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended December 31, 2018

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR ENDED DECEMBER 31, 2018

The following table provides information regarding unvested stock awards held by each of the Named Executive Officers on December 31, 2018. As of such date, none of our Named Executive Officers held any outstanding option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

William C. Carstanjen	79,176	(2)	6,438,062	194,124	(4)	15,784,863

William E. Mudd	42,801	(2)	3,480,291	107,085	(4)	8,707,435

Marcia A. Dall	7,593	(2)	617,412	16,815	(4)	1,367,283

Austin W. Miller	3,630	(2)	295,167	3,633	(4)	295,411

	9,483	(3)	771,094	-0-		-0-

(1)	Based on the December 31, 2018 split-adjusted closing price of CHDN of approximately $81.31 per share.

(2)

Represent awards under the ELTI Plan consisting of RSUs for continued employment periods from January 1, 2017—October 30, 2025. The 79,176 RSUs for Mr. Carstanjen vest as follows: 21,681 units on December 31, 2019; 8,784 units on December 31, 2020; 12,177 on October 30, 2022; 12,177 on October 30, 2023; 12,177 on October 30, 2024 and 12,180 on October 30, 2025. The 42,801 RSUs for Mr. Mudd vest as follows: 8,919 units on December 31, 2019; 3,438 units on December 31, 2020; 7,611 on October 30, 2022; 7,611 on October 30, 2023; 7,611 on October 30, 2024 and 7,611 on October 30, 2025. The 7,593 RSUs for Ms. Dall vest as follows: 5,490 units on December 31, 2019 and 2,103 units on December 31, 2020. The 3,630 RSUs for Mr. Miller vest as follows: 1,815 units on December 31, 2019 and 1,815 units on December 31, 2020.

(3)

Represents restricted shares awarded to Mr. Miller under the 2007 Omnibus Stock Incentive Plan and 2016 Omnibus Stock Incentive Plan in connection with Mr. Miller’s continued employment. The 9,483 restricted shares vest as follows: 3,063 on February 17, 2019; 3,357 on December 31, 2019 and 3,063 on February 17, 2020.

(4)

Represent awards under the ELTI Plan consisting of PSUs for certain performance periods from January 1, 2017 through October 30, 2021. The 194,124 PSUs for Mr. Carstanjen are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 38,685 units on December 31, 2019; 27,852 units on December 31, 2020; 31,897 units on October 30, 2022; 31,897 units on October 30, 2023; 31,897 units on October 30, 2024 and 31,896 units on October 30, 2025. The 107,085 PSUs for Mr. Mudd are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 16,443 units on December 31, 2019; 10,899 units on December 31, 2020; 19,936 units on October 30, 2022; 19,936 units on October 30, 2023; 19,936 units on October 30, 2024 and 19,935 units on October 30, 2025. The 16,815 PSUs for Ms. Dall are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 10,155 units on December 31, 2019 and 6,660 on December 31, 2020. The 3,633 PSUs for Mr. Miller are subject to vesting upon meeting the performance criteria at the end of the December 31, 2020 performance periods.

2019 Proxy Statement | 45

Stock Vested for Fiscal Year Ended December 31, 2018

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2018

The following table provides information concerning vesting of stock awards during 2018 for each of the Named Executive Officers. None of our Named Executive Officers held any stock options during 2018.

	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

William C. Carstanjen	107,821	(1)	9,902,537

William E. Mudd	46,247	(1)	4,252,444

Marcia A. Dall	36,057	(1)	3,328,504

Austin W. Miller	11,595		962,850

Paul J. Thelen	67,431	(3)	5,364,136	(3)

(1)

Shares include PSU vesting for Mr. Carstanjen (74,704), Mr. Mudd (32,372), and Ms. Dall (21,738) for the performance period January 1, 2016 through December 31, 2018, as more fully explained under Long Term Incentives on page 36.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

(3)

This amount represents the outstanding RSUs and PSUs that were modified by the Company in connection with Mr. Thelen’s separation from the Company and does not reflect a new equity grant. As noted in the “Compensation Discussion and Analysis,” in connection with the sale of Big Fish and Mr. Thelen’s separation from the Company, Mr. Thelen’s RSU and PSU agreements were modified to provide for vesting and settlement on the date of Mr. Thelen’s separation from the Company.

46 | 2019 Proxy Statement

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2018

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2018

The following table provides information regarding compensation that has been deferred by the Named Executive Officers pursuant to the terms of the Company’s nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)

William C. Carstanjen	-0-	-0-	-0-	-0-	-0-

William E. Mudd	36,346	25,277	(41,472)	-0-	566,632

Marcia A. Dall	-0-	-0-	(14,944)	-0-	198,206

Austin W. Miller	59,961	13,961	(35,925)	-0-	1,427,934

Paul J. Thelen	-0-	-0-	-0-	-0-	-0-

(1)	The amounts in this column are also included in the 2018 Summary Compensation Table on page 41 in the salary column or the non-equity incentive plan compensation column.

(2)

The amounts in this column are also included in the 2018 Summary Compensation Table on page 41 in the all other compensation column as a part of the Company contributions under defined contribution plans.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2018 ($)	Previous Years ($)

William C. Carstanjen	-0-	-0-

William E. Mudd	61,623	346,313

Marcia A. Dall	-0-	175,900

Austin W. Miller	73,922	N/A	(1)

Paul J. Thelen	-0-	-0-

(1)	Mr. Miller became an NEO in 2018. Because Mr. Miller’s compensation has not previously been reported in the Company’s summary compensation tables, deferrals from previous years are not reported here.

The Nonqualified Deferred Compensation table above shows information about the Company’s nonqualified deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan operates in a similar manner as the Company’s 401(k) plan, whereby participants can manage their self-directed accounts to allocate balances among various investment alternatives, which determine gains or losses under the plan. A company match is provided for amounts deferred above the qualified plan limits. The plan is unfunded for ERISA purposes and subject to forfeiture in the event of insolvency or bankruptcy by the Company. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the Company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

2019 Proxy Statement | 47

Potential Payments Upon Termination or Change of Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment. None of our compensation arrangements with our NEOs provide for single trigger vesting or severance benefit upon a change in control (“CIC”) of the Company without a related or subsequent qualifying termination of employment. The amount of compensation payable to each NEO in each situation as of December 31, 2018 is listed in the table below.

Name	Cash Severance Payment ($)		Acceleration & Continuation of Equity Awards ($)(1)		Total Benefits ($)

William C. Carstanjen

Involuntary or good reason termination	8,777,250		9,866,407	(4)	18,643,657

Change in control without termination	-0-		-0-		-0-

Death or Disability	2,025,000	(2)	9,866,407	(5)	11,891,407

Involuntary or good reason termination within 2 years CIC	8,777,250		22,222,925	(3)	31,000,175

William E. Mudd

Involuntary or good reason termination	3,002,417		5,027,290	(4)	8,029,707

Change in control without termination	-0-		-0-		-0-

Death or Disability	750,000	(2)	5,027,290	(5)	5,777,290

Involuntary or good reason termination within 2 years CIC	3,752,417		12,187,725	(3)	15,940,142

Marcia A. Dall

Involuntary or good reason termination	1,736,792		1,348,418	(4)	3,085,210

Change in control without termination	-0-		-0-		-0-

Death or Disability	531,250	(2)	1,348,418	(5)	1,879,668

Involuntary or good reason termination within 2 years CIC	2,314,917		1,984,695	(3)	4,299,612

Austin W. Miller

Involuntary or good reason termination	453,654		1,164,732	(4)	1,618,386

Change in control without termination	-0-		-0-		-0-

Death or Disability	241,993	(2)	1,164,732	(5)	1,406,725

Involuntary or good reason termination within 2 years CIC	453,654		1,361,673	(3)	1,815,327

(1)

Represents the market value as of December 31, 2018 of stock awards accelerated or continued in each scenario. For purposes of this disclosure, market value is determined using the split-adjusted December 31, 2018 closing price of CHDN of approximately $81.3133 per share.

(2)	Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.

(3)

Represents one hundred percent (100%) of all unvested restricted stock awards, RSU and PSU awards (based on to-date performance as of the termination date) granted under the 2007 Omnibus Stock Incentive Plan, 2016 Omnibus Stock Incentive Plan, and the ELTI Plan.

(4)

Represents (i) continued vesting of all unvested RSUs as of the termination date, plus (ii) continued vesting of all PSUs based on performance through the entire performance period, pro-rated for the time the NEO was employed during that performance period. For purposed of this table, all PSUs values are based on target performance.

(5)

Represents (i) accelerated vesting of all unvested RSUs as of the termination date, plus (ii) continued vesting of all PSUs based on performance through the entire performance period, pro-rated for the time the NEO was employed during that performance period. For purposed of this table, all PSUs values are based on target performance.

48 | 2019 Proxy Statement

Potential Payments Upon Termination or Change of Control

Non-Solicit Provisions

Mr. Carstanjen, Mr. Mudd and Ms. Dall (the “Key Executives”) each entered into an Executive Change in Control, Severance and Indemnity Agreement (the “Change in Control Agreements”) with the Company, replacing all previously executed employment agreements, if any, which were mutually terminated by the Company and each Key Executive. Pursuant to each of these agreements, each Key Executive is subject to a two-year non-solicitation period after the termination of their employment with the Company for any reason, during which they may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Severance Benefits

The Change in Control Agreements, executed by the Key Executives, provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Carstanjen and Mr. Mudd. The Change in Control Agreement executed by Mr. Carstanjen and Mr. Mudd in 2018 provides that, upon termination by the Company without cause or by the executive upon constructive termination or for good reason, the executive will be entitled to receive (a) an amount in cash equal to, in the case of Mr. Carstanjen, 2 times and, in the case of Mr. Mudd, 1.5 times the sum of (x) the executive’s annual base salary and (y) the amount of the executive’s annual target bonus for the year in which the Executive was terminated, (b) a lump sum amount equal to the prorated in-cycle bonus of executive’s target bonus for the year in which the executive’s termination of employment occurs; (c) treatment of all equity-based awards per the terms of the applicable plan, award or agreement; and (d) a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Ms. Dall. The Change in Control Agreement executed by Ms. Dall provides that, upon termination by the Company without cause or by Ms. Dall upon constructive termination or for good reason, Ms. Dall will be entitled to receive (a) an amount in cash equal to 1.5 times the sum of (x) Ms. Dall’s annual base salary and (y) the amount of Ms. Dall’s annual target bonus for the year in which the Ms. Dall was terminated; (b) treatment of all equity-based awards per the terms of the applicable plan, award or agreement; and (c) a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Mr. Miller. Mr. Miller has not executed a Change in Control Agreement, so Mr. Miller’s severance benefits would be governed by the Company’s Executive Severance Policy. Per that policy, upon termination by the Company as a result of an elimination of his position or duties, Mr. Miller will be entitled to receive (a) three (3) weeks of salary per year of service, up to a limit of 26 weeks (which Mr. Miller has reached); (b) a transition allowance of $10,000; (c) earned but unpaid incentive plan bonuses; (d) a prorated target bonus for the year of termination; (e) any accrued but unpaid salary and accrued but unused personal time off; and (f) treatment of all equity-based awards per the terms of the applicable plan, award or agreement.

Mr. Thelen. As part of the Separation Agreement and Release entered into on January 9, 2018 by and among the Company, Big Fish, and Paul Thelen, Mr. Thelen became entitled to the following severance benefits: (a) twelve months of salary continuation, equal to $424,360 in the aggregate; (b) twelve months of COBRA subsidy, equal to $23,820 in the aggregate; and (c) Mr. Thelen’s target bonus for the 2017 fiscal year under the Churchill Downs Incorporated Executive Annual Incentive Plan, equal to a gross amount of $339,448. The Company also terminated Mr. Thelen’s RSU agreements and PSU agreements and paid out 67,431 shares to Mr. Thelen as of the Closing Date (equal to $5,364,136 based on the Company’s closing stock price of $79.55 on the date of Mr. Thelen’s separation), less 26,517 shares withheld for taxes.

Change in Control Benefits. The current agreements for the Key Executives also provide for the following change in control provisions: if the executive is terminated within two years following a change in control, the Key Executive will receive severance as provided above, except that the salary and bonus severance multiple shall in each case be 2x.

In the event that any or all payments to any of the Key Executives are subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced to one dollar ($1) below the maximum amount of payments that will not be subject to such tax; provided, however, that the foregoing limitation shall not apply in the event the total payments to a Key Executive, on an after-tax basis, would exceed the after-tax benefits to the Key Executive if such limitation applied. The Key Executive shall bear the expense of any and all excise taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.

2019 Proxy Statement | 49

Pay Ratio Disclosure

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Carstanjen, our Chief Executive Officer. To understand this disclosure, we think it is important to give context to our operations. Our business is seasonal and relies heavily on seasonal, part-time and hourly workers. In addition, our gaming business operation also employs many part time hourly employees. In total, approximately 78.5% of our workforce is hourly employees.

We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which the employee is located. Accordingly, our pay structures vary among employees based on position and geographic location.

Identification of Median Employee

In 2017, we selected December 15, 2017 as the date to identify our median employee. For 2018, we elected to use December 21, 2018 as the date on which to determine our median employee. This date was chosen because it followed the closing and administrative processing of the 2018 fall race meets at both Churchill Downs Racetrack and Arlington Park Racecourse, so seasonal employees utilized only during the race meets (i.e., not during the majority of the year) and not viewed as representative of our general employee base were no longer on the payroll. As of December 21, 2018, we had approximately 4,075 employees. For purposes of identifying the median employee, we ran a report for all year-to-date taxable compensation for employees as of the selection date, and sorted by the total compensation.

Using this methodology, we determined our median employee was a full-time, hourly employee with an annual total compensation of $22,960. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2018 Summary Compensation Table with respect to each of the named executive officers.

CEO Total Compensation

As described in the Compensation Discussion and Analysis section, on October 30, 2018, Mr. Carstanjen received a 7-Year Grant comprised of RSUs and PSUs that will not begin to vest until the fourth anniversary of the grant date (October 30, 2022) and will not fully vest until the seventh anniversary of the grant date (October 30, 2025). Approximately 67% of the 7-Year Grant was in the form of PSUs (127,587 PSUs valued at $8,040,107 based on a Monte Carlo valuation on October 30, 2018) that are based on relative total shareholder return for the 3-year performance period of October 30, 2018 through October 29, 2021. If earned, these PSUs will vest in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested, assuming continued employment.

The remaining 33% of the 7-Year Grant is in the form of time-based restricted shares (48,711 RSUs with a grant date fair value of $3,960,204) that will vest in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested, assuming continued employment.

For purposes of the Pay Ratio, Mr. Carstanjen’s annual total compensation is presented in the table below with and without the 7-Year Grant. We are providing a supplemental Pay Ratio excluding the 7-Year Grant as that grant is not viewed as representative our annual compensation program. The Pay Ratio calculated excluding the 7-Year Grant should not be viewed as a substitute for the Pay Ratio calculated based on the Total Compensation reported in the 2018 Summary Compensation Table.

50 | 2019 Proxy Statement

Pay Ratio Disclosure

Ratio (2018)

	Summary Compensation Table Total (Including 7-Year Grant)	Excluding 7-Year Grant

Median Annual Total Compensation (excluding CEO)	$22,960	$22,960

CEO Annual Total Compensation	$21,120,369	$9,120,058

Pay Ratio	920 to 1	397 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

2019 Proxy Statement | 51

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders(2)	541,428	(3)(4)	-0-	2,145,841	(5)

Equity compensation plans not approved by security holders	-0-		-0-	-0-

Total	541,428		-0-	2,145,841

(1)

This table provides information, as of December 31, 2018, about CHDN Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance.

(2)

The equity compensation plans of the Company which have been approved by the shareholders of the Company and pursuant to which equity securities are authorized for issuance are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”) and the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (“2016 Plan”).

(3)

Includes 321,657 PSUs and 219,771 RSUs that were outstanding on December 31, 2018 under the 2016 Plan. For purposes of this table, we have included the number of shares issuable under outstanding PSUs assuming performance targets are achieved. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2018 PSUs, including performance metrics applicable to such awards.

(4)

Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at December 31, 2018 and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

Of this total, as of December 31, 2018, 620,835 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 1,525,006 shares of Common Stock of the Company remained available for future issuance under the 2016 Plan. Stock awards under the 2016 Plan will be counted against the maximum number of shares as to which stock awards may be granted on a ratio of 1-to-1.

52 | 2019 Proxy Statement

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering, the Louisiana State Racing Commission, the Ohio State Racing Commission, the Maryland Racing Commission, and the Pennsylvania State Horse Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

On March 6, 2019, The Duchossois Group (“TDG”), through one of its affiliate companies participated in a mezzanine debt financing transaction entered into by Midwest Gaming Holdings, LLC (“MGH”), a majority-owned subsidiary of the Company and the parent company of the entity that owns and operates Rivers Casino in Des Plaines, Illinois (the “Mezzanine Transaction”). The Mezzanine Transaction involves a $200 million term loan facility for MGH as the borrower and bears interest at LIBOR plus 6.50%, subject to certain exceptions. TDG will acquire $20 million of the term loan via a syndication from the Mezzanine Lender, Canyon Partners. The Company has been advised that TDG’s participation in the Mezzanine Transaction is on the same terms and conditions as the other participants in the facility. Our director, Richard Duchossois (who is retiring from the Board effective at the Annual Meeting), and his son Craig Duchossois (who retired from the Board effective April 24, 2018), are equity owners in TDG.

Other than as described above, since January 1, 2018, no transaction was identified as a related party transaction.

2019 Proxy Statement | 53

Churchill Downs Incorporated Audit Committee Report

CHURCHILL DOWNS INCORPORATED AUDIT COMMITTEE REPORT

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of four directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the SEC and the Nasdaq exchange to be considered an “independent director.” The Board has also determined that two members, Daniel P. Harrington and Karole F. Lloyd, are “audit committee financial experts” as defined by the SEC.

The Committee has an Audit Committee Charter (the “Charter”), which was amended, restated and approved by the Board on February 26, 2019. The Charter sets forth certain responsibilities of the Committee, which include oversight of the integrity of the financial statements of the Company, the systems of internal controls over financial reporting which management has established, the independence and performance of the Company’s internal and independent auditors, the Company’s compliance with financial, accounting, legal and regulatory requirements, and the effectiveness of the Enterprise Risk Management (“ERM”) function. The Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

●

Met four (4) times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2018; at each of such meetings, the Committee met in executive session with the Company’s General Counsel, along with the Vice President of Internal Audit.

●	Discussed with the independent auditors all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

●

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

●

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

●	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

●	Discussed with management and the independent auditors the quality of the Company’s internal controls.

●	Reviewed and approved all related person transactions, if any.

●	Self-evaluated the effectiveness of the Committee.

●	Evaluated the effectiveness of the Company’s internal audit function.

●

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company and reviewed compliance with such steps.

●

Reviewed and approved the 2018 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

●

In February 2018, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2018. The Committee also reviewed and pre-approved the 2019 audit fees for services related to the first quarter Form 10-Q review.

54 | 2019 Proxy Statement

Churchill Downs Incorporated Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Daniel P. Harrington, Chairman

Ulysses L. Bridgeman, Jr.

Karole F. Lloyd

R. Alex Rankin

2019 Proxy Statement | 55

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the SEC with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the SEC or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements, other than with respect to the following late filings of Forms 4: (i) on behalf of William C. Carstanjen reporting one instance of a restricted stock unit award; (ii) on behalf of William E. Mudd reporting one instance of a restricted stock unit award; and (iii) on behalf of Marcia A. Dall reporting one instance of a restricted stock unit award.

56 | 2019 Proxy Statement

Multiple Shareholders Sharing the Same Address

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement or Notice addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement or Notice, please notify your broker. You may direct your written request for a copy of the Proxy Statement or Notice to Churchill Downs Incorporated, Attn: Paula Chumbley, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, or at (502) 636-4400. If your broker is not currently “householding” (i.e., you received multiple copies of the Company’s Proxy Statement or Notice), and you would like to request delivery of a single copy, you should contact your broker.

2019 Proxy Statement | 57

Proposals by Shareholders

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and proxy for presentation at the annual meeting of shareholders to be held in 2020 must be received by the Company at the principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, Attention of the Secretary, no later than November 14, 2019. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2020 annual meeting of shareholders, but not included in the Proxy Statement, must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2020 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than January 24, 2020, and no sooner than December 25, 2019. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

By Order of the Board of Directors

R. ALEX RANKIN
Chairman
BRADLEY K. BLACKWELL
Senior Vice President,
General Counsel and Secretary

Louisville, Kentucky

March 13, 2019

PLEASE VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

58 | 2019 Proxy Statement

ANNUAL MEETING OF CHURCHILL DOWNS INCORPORATED

Date:	April 23, 2019
Time:	9:00 a.m. Central Time
Place:	The Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.

1:	Election of Class II Directors				Directors
		For		Withhold	Recommend
	01 Ulysses L. Bridgeman, Jr.	☐		☐	For
	02 R. Alex Rankin	☐		☐	For

		For	Against	Abstain
2:	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.	☐	☐	☐	For
3:	To approve, on a non-binding advisory basis, the Company’s executive compensation as disclosed in the proxy statement.	☐	☐	☐	For

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Churchill Downs Incorporated

to be held on Tuesday, April 23, 2019

for Holders as of March 1, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET			TELEPHONE
Go To			866 284-6863
www.proxypush.com/chdn
• Cast your vote online.	OR	•	Use any touch-tone telephone.
• View Meeting Documents.		•	Have your Proxy Card/Voting Instruction Form ready.
		•	Follow the simple recorded instructions.
MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Robert L. Fealy and Douglas C. Grissom, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Churchill Downs Incorporated which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

All votes must be received by 11:59 p.m., Eastern Daylight Saving Time, April 22, 2019.

PROXY TABULATOR FOR CHURCHILL DOWNS INCORPORATED P.O. BOX 8016 CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — Churchill Downs Incorporated

Annual Meeting of Shareholders

April 23, 2019, 9:00 a.m. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Robert L. Fealy and Douglas C. Grissom (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Churchill Downs Incorporated, a Kentucky corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Four Seasons Hotel, 120 E. Delaware Place, Chicago, Illinois 60611, on Tuesday, April 23, 2019 at 9:00 a.m. (Central Time) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1.	Election of Class II Directors

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation as disclosed in the proxy statement.

4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The two directors up for election are: Ulysses L. Bridgeman, Jr. and R. Alex Rankin.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐